As filed with the Securities and Exchange Commission on January 19, 2007

Registration No. 333-137977

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A1

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

NORTHERN ETHANOL, INC.

(Name of small business issuer in its charter)

Delaware (State or jurisdiction of incorporation or organization)	2869 (Primary Standard Industrial Classification Code Number)	34-2033194 (I.R.S. Employer Identification Number)

Northern Ethanol, Inc.

193 King Street East

Suite 300

Toronto, Ontario, M5A 1J5, Canada

(416) 366-5511

(Address and telephone number of principal executive offices and principal place of business)

Gordon Laschinger, President

Northern Ethanol, Inc.

193 King Street East

Suite 300

Toronto, Ontario, M5A 1J5, Canada

(416) 366-5511

(Name, address and telephone number of agent for service)

Copies of all communications to:

Andrew I. Telsey, Esq.

Andrew I. Telsey, P.C.

12835 E. Arapahoe Road

Tower I Penthouse #803

Englewood, Colorado 80112

(303) 768-9221

(303) 768-9224 FAX

Approximate date of proposed sale to public:

As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /  /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /  /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /  /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $.001 par value per share ................	4,096,500(2)	$1.00	$4,096,500	$438.33*
TOTAL .........................	4,096,500	$1.00	$4,096,500	$438.33

*	The Registrant previously submitted a filing fee of $457.05.

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

(2)	Represents the number of shares of Common Stock issued to the selling stockholders pursuant to our September 2006 private placement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion, dated __________, 200__

PRELIMINARY

PROSPECTUS

Northern Ethanol, Inc.

Common Stock

4,096,500 Shares

This Prospectus relates to the resale by the selling stockholders (the “Selling Stockholders”) of 4,096,500 shares of our common stock (the “Common Stock” or the “Securities”). The Selling Stockholders may sell Common Stock from time to time in the principal market on which the stock is traded, if and when such a market develops in the future, at the prevailing market price or in negotiated transactions.

We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of Common Stock in this Offering. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders.

Our Common Stock is not currently listed for trading on any exchange. We intend to cause an application to be filed on our behalf to list our Common Stock for trading on the OTC Bulletin Board (the “OTCBB”). There can be no assurances that our Common Stock will be approved for trading on the OTCBB, or any other trading exchange.

Investing in these Securities involves significant risks. Investors should not buy these Securities unless they can afford to lose their entire investment.

SEE “RISK FACTORS” BEGINNING ON PAGE 7.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the registration statement that was filed by Northern Ethanol, Inc. with the Securities and Exchange Commission. The Selling Stockholders may not sell these Securities until the registration statement becomes effective. This Prospectus is not an offer to sell these Securities and is not soliciting an offer to buy these Securities in any State where the offer or sale is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is [_____________], 200__

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
ABOUT THE OFFERING	6
SUMMARY FINANCIAL DATA	6
RISK FACTORS	7
FORWARD-LOOKING STATEMENTS	18
USE OF PROCEEDS	19
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	19

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS	20
DESCRIPTION OF BUSINESS	30
MANAGEMENT	43
EXECUTIVE COMPENSATION	46
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	49
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	49
DESCRIPTION OF SECURITIES	52

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES	52
SELLING STOCKHOLDERS	52
PLAN OF DISTRIBUTION	54
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	57
LEGAL MATTERS	58
EXPERTS	58
AVAILABLE INFORMATION	58
FINANCIAL STATEMENT INDEX	F-1

2

PROSPECTUS SUMMARY

This summary provides an overview of certain information contained elsewhere in this Prospectus and does not contain all of the information that you should consider or that may be important to you. Before making an investment decision, you should read the entire Prospectus carefully, including the “RISK FACTORS” section, the financial statements and the notes to the financial statements. In this Prospectus, the terms “Northern,” “Company,” “we,” “us” and “our” refer to Northern Ethanol, Inc. and its operating subsidiaries. References to “$” in this Prospectus are to U.S. dollars and all references to “C$” are to Canadian dollars.

We were incorporated as “Beaconsfield I, Inc.” in the State of Delaware on November 29, 2004, to pursue a business combination. In July 2006, the holders of a majority of our then issued and outstanding Common Stock approved an amendment to our Certificate of Incorporation wherein we did change our name to “Northern Ethanol, Inc.” to better reflect our current business plan that is described below. We are currently considered a “development stage” company.

In April 2006, we adopted a revised business plan for the purpose of developing two (2) ethanol plants in Ontario, Canada. In conjunction with the adoption of this new business plan, we retained new management, including Mr.Gordon Laschinger, our Chief Executive Officer and President. In July 2006, Mr. Steven Reader agreed to become our Chief Operating Officer and in November 2006, Mr. Richard Smith became our Chief Financial Officer. In September 2006, we completed the restructuring of our current Board of Directors. See “MANAGEMENT.”

On April 20, 2006 we executed a 25 year lease, with two ten-year renewal options, on a 35 acre property located in Barrie, Canada with a related party (See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS” and “DESCRIPTION OF BUSINESS”). The Barrie plant location will require the conversion of the existing site’s servicing infrastructure from a former brewery to an ethanol production facility. In addition, on July 4, 2006, we executed a Letter of Intent to acquire a 99 year lease on an industrial site in Sarnia, Canada. The Sarnia site comprises approximately 30 acres and is part of an existing site of a multinational chemical company. We chose industrial sites for our plants due to their inherent favorable characteristics in terms of having the correct zoning, ample process water, natural gas pipelines, rail sidings in-place and proximity to local and international markets. Both Barrie and Sarnia have access to Great Lakes Seaway shipping for corn feedstock and are also serviced by Canadian National Railway, CSX Transportation and Canadian Pacific Railway. The Barrie site had been the focus of an earlier 2005 engineering study by Wardrop Engineering Inc., which had concluded it was feasible site for a major ethanol plant. A September 2006 study performed by Muse Stancil & Co. of Dallas, Texas ranked the Sarnia and Barrie Plant sites as the second and ninth most competitive locations to supply the Northeastern United States market relative to 61 other North American ethanol plants currently in production or under construction that could reasonably supply ethanol to the region. Both sites have been studied to ensure that all necessary utilities are available and feedstock procurement will not be an impediment.

Effective July 24, 2006, we entered into a five-year Project Development Agreement (the “Delta-Barrie Agreement”) with Delta-T Corporation, Williamsburg, Virginia (“Delta”), wherein Delta shall provide us professional advice, business and technical information, design and engineering and related services in order to assist us in assembling all of the information, permits, agreements and resources necessary for construction of an ethanol plant having the capacity to produce 108 million gallons per year in Barrie, Ontario, Canada. We paid Delta the non-refundable sum of $100,000 in advance for such services. (See a complete description of the terms of the Delta-Barrie Agreement under “PLAN OF OPERATION” in this Prospectus.)

In September 2006, we entered into a similar five-year agreement with Delta relating to our proposed Sarnia ethanol plant (the “Delta-Sarnia Agreement”) and paid Delta an initial non-refundable amount of $70,000 for such services, with the balance of $30,000 due upon issuance of an air permit by the Province of Ontario. (See a complete description of the terms of the Delta-Sarnia Agreement under “PLAN OF OPERATION” in this Prospectus.) References to the Delta-Barrie Agreement and Delta-Sarnia Agreement are hereinafter jointly referred to as the “Delta Agreements,” unless otherwise indicated.

The Delta Agreements provide for Delta to assist us in the development and analysis of the operating costs, plant specifications, compliance with environmental issues, product marketing, industry economics, technical and other assistance. The relationship between Delta and us is deemed exclusive during the five-year term of the Delta Agreements.

On December 12, 2006 we received a term sheet from Aker Kvaerner Songer Canada Ltd. (“AKSC”) for the development of an engineering, procurement and construction (“EPC”) contract for the Barrie site. If we agree on the term sheet with AKSC, we expect to pay AKSC a non-refundable fee of $500,000 on signing the term sheet and $500,000 on receipt of the fixed EPC contract price for our Barrie plant by March 2007. Providing the EPC contract price is acceptable and financing is obtained, we expect to execute the EPC contract within 30 days and commence construction at the Barrie site immediately thereafter. (See a complete description of the terms of the AKSC-EPC Agreement, as well as discussion of the financing necessary to allow us to implement our business plan, under “PLAN OF OPERATION” in this Prospectus.)

We also expect to enter into a similar arrangement with AKSC for the Sarnia location, by June 2007. We have not received a term sheet from AKSC regarding the Sarnia facility at this time. AKSC is a multinational EPC firm with extensive experience erecting and constructing facilities in Canada. Delta’s primary role in the projects will be to provide the process technology and engineering, while AKSC will have the responsibility to erect the Delta process components as well as engineer, procure and construct the balance of plant equipment. Under the EPC contract, AKSC will be responsible for all labor supply and project completion risk (i.e. project completed on schedule, at the contract price, meeting design specifications). The fixed price EPC contract will be guaranteed by AKSC’s parent company, Aker Kvaerner ASA of Baerum, Norway, a leading global provider of engineering and construction services, technology products and integrated solutions with NOK14 billion in annual revenue. The Delta plant design that we have selected is based on plant designs and components currently being utilized by other Delta customers. Any differences in our plant designs from the standard Delta design will be to provide for higher reliability and performance. Not all current projects undertaken by Delta appear on their website due to client preferences with regards to confidentiality.

In August 2006, we retained the services of the engineering firm of Charles G. Turner & Associates for an initial term to December 31, 2006 to monitor the design, equipment selection, construction and commissioning phases of the projects on a hourly fee basis. Also in August 2006, we contracted with Parrish & Heimbecker Ltd. (“P&H”) to provide corn procurement and co-product merchandizing services on a fee per shipment basis for a five year period after the opening of our first ethanol production facility. (See a complete description of the terms of these agreements under “PLAN OF OPERATION” in this Prospectus.)

In July 2006, we engaged in a forward split of our Common Stock whereby we issued ten (10) shares of our Common Stock for every one (1) share then issued and outstanding. All references in this Prospectus to our issued and outstanding Common Stock are provided on a post-forward split basis, unless otherwise indicated.

Following the aforesaid forward stock split, we commenced a private offering of our Common Stock. This offering closed successfully in September 2006. We sold an aggregate of 4,096,500 shares of our Common Stock to 48 “accredited investors” (as that term is defined in both the Canadian and U.S. securities laws) at a price of $1.00 per share and received aggregate net proceeds of $3,846,500 therefrom. The proceeds from our September

2006 private placement are expected to finance our working capital requirements, including salaries and benefits, lease commitments, and capital expenditures on property, plant and equipment through to March 31, 2007 and prior to the development of an EPC contract (expected to require a $1,000,000 payment) for our Barrie plant. For a detailed analysis of how we intend to utilize the proceeds we received from this offering, see “USE OF PROCEEDS” and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION – Liquidity and Capital Resources.”

Effective December 13, 2006, we executed an engagement letter and indicative term sheets with West LB AG (“West LB”) whereby West LB has conditionally agreed to provide 75% of the financing (approximately $280 million) for the construction of our Barrie and Sarnia facilities on a “best efforts” basis. Among other things, the provision of the 75% financing in accordance with the engagement letter and indicative term sheets is conditional on our obtaining subordinate debt or equity investment for the remaining 25% of construction costs. We have had discussions with investment bankers, financial institutions and private investors about obtaining subordinate debt or equity investment but as of the date of this Prospectus, we have received no binding commitments. We may not be able to obtain sufficient funding from one or more investors or other financial institutions, or if such funding is obtained, that it may not be on terms that are otherwise acceptable to us. If we are unable to secure adequate financing, or financing on acceptable terms is unavailable for any reason, we may be forced to abandon our construction of one or more, or even all, of our planned ethanol production facilities. (See a complete description of the terms under “PLAN OF OPERATION” in this Prospectus.)

As of September 30, 2006 and December 31, 2005, we had an accumulated deficit of $2,234,967 and $31,473, respectively. For the nine months ended September 30, 2006 and for the year ended December 31, 2005, we incurred net losses of $2,203,494 and $27,765, respectively. Once our ethanol plants are built and become operational, there are no assurances that we will be able to attain, sustain or increase profitability on a quarterly or annual basis. A downturn in the demand for ethanol would significantly and adversely affect our sales and profitability.

Our principal executive offices are located at 193 King Street East, Suite 300, Toronto, Ontario, M5A 1J5, Canada, telephone: (416) 366-5511. For more information on us, prospective investors are encouraged to review the filings available with the Securities and Exchange Commission at www.sec.gov. All prospective investors are invited to visit our website at www.northern-ethanol.com. Prospective investors should be aware that the information contained on our website is not a part of this Prospectus. Investors should rely only upon the information contained herein.

ABOUT THE OFFERING

Common Stock Offered by Selling Shareholders	4,096,500 shares. This number represents approximately 4% of the total number of shares outstanding following this Offering.
Common Stock Outstanding After the Offering	104,096,500 shares.
Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock.

SUMMARY FINANCIAL DATA

SELECTED FINANCIAL DATA

The following summary of our financial information as at December 31, 2005 and December 31, 2004 and for the year ended December 31, 2005 has been derived from, and should be read in conjunction with, our audited financial statements included elsewhere in this Prospectus. The summary of our financial information as at September 30, 2006 and for the nine month periods ended September 30, 2006 and 2005 and the period from inception (November 29, 2004) through September 30, 2006 has been derived from, and should be read in conjunction with, our unaudited interim financial statements also included elsewhere in this Prospectus.

STATEMENT OF OPERATIONS:
	Nine Months Ended September 30,		Year Ended December 31,	Period From Inception (Nov. 29, 2004) through September 30
	2006	2005	2005	2006

Net revenues	$0	$0	$0	$0
Gross profit	$0	$0	$0	$0
Total operating expenses	$2,203,494	$20,024	$27,765	$2,234,967
Loss from operations	$(2,203,494)	$(20,024)	$(27,765)	$(2,234,967)
Income tax benefit (expense)	$0	$0	$0	$0
Net loss	$(2,203,494)	$(20,024)	$(27,765)	$(2,234,967)

Net income per share – diluted	$(0.02)	$(0.00)	$(0.00)
Weighted common shares outstanding	101,706,375(1)	101,500,000(1)	101,500,000(1)

(1)

Post forward split. Effective July 3, 2006, our shareholders approved an increase in our authorized capital stock from 80,000,000 shares of $0.0001 par value stock to 350,000,000 shares of authorized capital stock, consisting of 250,000,000 shares of Common

Stock having a par value of $0.0001 per share, and 100,000,000 shares of Preferred Stock, having a par value of $0.0001 per share. On July 5, 2006, we affected a ten for one forward split of our issued and outstanding Common Stock to holders of record on that date. Throughout this Prospectus, Common Stock amounts have been adjusted to reflect this change on a retroactive basis.

BALANCE SHEET:	September 30, 2006	December 31, 2005	December 31, 2004

Cash	$1,386,322	$13,390	$37,515
Current assets	$2,798,838	$23,640	$47,015
Total assets	$19,866,369	$23,640	$47,015
Current liabilities	$196,206	$5,098	$708
Total liabilities	$16,940,386	$5,098	$708
Total stockholders’ equity	$2,925,983	$18,542	$46,307

RISK FACTORS

An investment in our Common Stock is a risky investment. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing shares of our Common Stock offered hereby. We believe that we have included all material risks.

RISKS RELATED TO OUR PROPOSED OPERATIONS

We have incurred losses in the past and expect to incur greater losses until our ethanol production begins. We are a development stage company and we have not yet commenced operations. As of September 30, 2006 and December 31, 2005, we had an accumulated deficit of $2,234,967 and $31,473, respectively. For the nine months ended September 30, 2006 and for the year ended December 31, 2005, we incurred net losses of $2,203,494 and $27,765, respectively. We expect to incur significantly greater losses at least until the completion of our initial ethanol production facility in Barrie, Ontario. We estimate that the earliest completion date of this facility and, as a result, our earliest date of ethanol production will not occur until the fourth quarter of 2008. Until then, we expect to rely on cash from debt and equity financing to fund all of the cash requirements of our business. Until we successfully build and begin operating our proposed ethanol plants, we will experience negative cash flow. Once our ethanol plants are built and become operational, there are no assurances that we will be able to attain, sustain or increase profitability on a quarterly or annual basis. A downturn in the demand for ethanol would significantly and adversely affect our sales and profitability.

Ethanol competes with other existing products and other alternative products could also be developed for use as fuel additives. Our revenue will be derived primarily from sales of ethanol. Ethanol competes with MTBE (methyl tertiary butyl ether) as an oxygenate in gasoline to meet both oxy-fuel and reformulated gasoline requirements. Until recently, MTBE has been the most widely used oxygenate to meet the requirements of the Clean Air Act Amendments of 1990. Because of its favorable handling qualities and the fact that it is a petroleum product, MTBE has been the preferred oxygenate for the petroleum industry. However, MTBE has shown significant adverse environmental and health safety characteristics that have led to the decision by several key States to ban its use. Specifically, MTBE is highly persistent and has been identified as a potential carcinogen. MTBE has been detected in drinking water supplies in almost all areas where it is used. Reflecting these issues, California, New York, Connecticut, New Jersey and more than twenty other States have banned the use of MTBE.

In addition, we will also sell the co-products of ethanol production – dried distillers grains (DDGS) and carbon dioxide (“CO2”). The primary use of DDGS is for livestock feed as a replacement for traditional animal feeds such as soy-meal. There is a large market for animal feed but DDGS generally need to displace other feeds as buyers will base their selection primarily on cost competitiveness. As increasing volumes of ethanol production come on-line, the amount of DDGS in the marketplace should increase proportionately. This may put downward pressure on prices and presents a risk to the Company. At today’s prices, it is estimated that DDGS sales will represent approximately 10% of our total sales.

Carbon dioxide is produced during the fermentation stage of the ethanol production process. This excess gas is captured and sold to carbon dioxide resellers. As increasing volumes of ethanol production come on-line, it is possible that the market prices for CO2 will soften due to a finite amount of demand and an increasing supply. At today’s prices, it is estimated that CO2 sales will represent approximately 0.4% of our total sales.

We expect to be completely focused on the production and marketing of ethanol and its co-products for the foreseeable future. We may be unable to shift our business focus away from the production and marketing of ethanol to other renewable fuels or competing products. Accordingly, an industry shift away from ethanol or the emergence of new competing products may reduce the demand for ethanol. A downturn in the demand for ethanol would significantly and adversely affect our sales and profitability.

In order to complete the construction of our planned ethanol production facilities, we will require the infusion of significant additional debt and equity funding. We anticipate that we will need to raise approximately $372.5 million in equity investment and/or debt financing to complete construction of our initial two ethanol production facilities in Barrie and Sarnia, Ontario (See “PLAN OF OPERATION”). There are no assurances that we will be able to obtain this financing and/or investment.

Effective December 13, 2006, we executed an engagement letter and indicative term sheets with West LB AG (“West LB”) whereby West LB has conditionally agreed to provide 75% of the financing for the construction of our Barrie and Sarnia facilities. Among other things, the provision of the financing in accordance with the engagement letter and indicative term sheets is conditional on our obtaining subordinate debt or equity investment for the remaining 25% of construction costs. We have had discussions with investment bankers, financial institutions and private investors about obtaining subordinate debt or equity investment but as of the date of this Prospectus we have received no binding commitments. We may not be able to obtain sufficient funding from one or more investors or other financial institutions, or if such funding is obtained, that it will be on terms that we have anticipated or that are otherwise acceptable to us. If we are unable to secure adequate financing, or financing on acceptable terms is unavailable for any reason, we may be forced to abandon our construction of one or more, or even all, of our planned ethanol production facilities. (See a complete description of the terms under “PLAN OF OPERATION” in this Prospectus.)

Our capital structure will be highly leveraged because we plan to fund a substantial majority of the construction costs of our planned ethanol production facilities through the issuance of a significant amount of debt. Our debt levels and debt service requirements could have important consequences which could reduce the value of your investment, including:

•	limiting our ability to borrow additional amounts for operating capital or other purposes and causing us to be able to borrow additional funds only on unfavorable terms;

•	reducing funds available for operations and distributions because a substantial portion of our cash flow will be used to pay interest and principal on our debt;

•	making us vulnerable to increases in prevailing interest rates;

•	placing us at a competitive disadvantage because we may be substantially more leveraged than some of our competitors;

•	subjecting all or substantially all of our assets to liens, which means that there may be no assets left for our stockholders in the event of a liquidation; and

•	limiting our ability to adjust to changing market conditions, which could increase our vulnerability to a downturn in our business or general economic conditions.

If cash flow from operations is insufficient to pay our debt service obligations it is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt on substantially less favorable terms. In the event that we are unable to refinance all or a portion of our debt or raise funds through asset sales, sales of equity or otherwise, we may be forced to liquidate and you could lose your entire investment. However, while no assurances can be provided, based upon our discussions and negotiations with financing entities as of the date of this report, we do believe that our proposed business plan is viable and that we will obtain the additional financing necessary to develop our ethanol plants.

Our success depends, to a significant extent, upon the continued services of Gord Laschinger, our President and Chief Executive Officer, who has no prior experience in the ethanol industry. While Mr. Laschinger has developed key personal relationships with our expected suppliers and customers, most of these individuals have significantly more experience than Mr. Laschinger in the ethanol industry. This may place us at a competitive disadvantage because we will greatly rely on these relationships in the conduct of our proposed operations and the execution of our business strategies. The loss of Mr. Laschinger could also result in the loss of our favorable relationships with one or more of our suppliers and customers. We have entered into an employment agreement with Mr. Laschinger and that agreement provides for a termination date of April 30, 2009. In addition, we do not maintain “key person” life insurance covering Mr. Laschinger or any other executive officer. The loss of Mr. Laschinger could also significantly delay or prevent the achievement of our business objectives.

We will be competing with other established ethanol production and marketing companies who have greater experience and resources than we currently have. We will have several significant competitors in the ethanol production industry including GreenField Ethanol Inc. (Formerly Commercial Alcohols Inc.), currently the largest producer of ethanol in Canada, Archer-Daniels-Midland Company, (“ADM”), the largest producer of ethanol in the United States, VeraSun Energy, Corp. and Aventine Renewable Energy Holdings, Inc, both large U.S. ethanol producers and Suncor Energy Inc., which has an ethanol plant in Sarnia, and others. These companies are presently producing ethanol in substantial volume, have greater financial resources and have more experienced personnel than we presently do. We are not currently producing any ethanol. Those competitors who are presently producing ethanol have greater capital resources than we currently do. As a result, this will be a significant obstacle that we will need to overcome in order to become successful. In addition, our lack of experience in our chosen industry relative to many of our significant competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and cause a decline in our market share, sales and profitability.

Our business strategy envisions a period of rapid growth that may impose a significant burden on our current administrative and operational resources. If we are able to obtain the financing necessary to implement our business plan, of which there can be no assurance, our ability to effectively manage our growth will require us to substantially expand the capabilities of our administrative and operational resources by attracting, training, managing and retaining additional qualified personnel, including additional members of management, technicians and others. There can be no assurances that we will be able to do so. Our failure to successfully manage our growth will have a negative impact on our anticipated results of operations.

Our proposed business of producing and selling ethanol is subject to significant supply and demand fluctuations. We may increase inventory levels in anticipation of rising ethanol prices and decrease inventory levels in anticipation of declining ethanol prices. As a result, we are subject to the risk of ethanol prices moving in unanticipated directions, which could result in declining or even negative gross profit margins for this segment of our business. Accordingly, this segment of our business would be subject to fluctuations in the price of ethanol and these fluctuations may result in lower or even negative gross margins and which could materially and adversely affect our profitability.

In addition, there are a number of new plants under construction and planned for construction, in Central Canada and the Eastern United States. We expect our competitors in these markets to expand by increasing production capacity and actual production. Increases in the demand for ethanol may not be commensurate with increasing supplies of ethanol. Thus, increased production of ethanol may lead to lower ethanol prices. The increased production of ethanol could also have other adverse effects. For example, increased ethanol production will lead to increased supplies of co-products from the production of ethanol, such as DDGS and CO2. Those increased supplies could lead to lower prices for those co-products. Also, the increased production of ethanol could result in increased demand for corn. This could result in higher prices for corn and cause higher ethanol production costs and, in the event that we are unable to pass increases in the price of corn to our customers, will result in lower profits. We cannot predict the future price of ethanol or DDGS. Any material decline in the price of ethanol or DDGS will adversely affect our sales and profitability.

We cannot rely on long-term ethanol orders or commitments by our customers for protection from the negative financial effects of a decline in the price for ethanol. The ethanol industry does not use fixed price long-term contracts. According to the Renewable Fuels Association (www.ethanolRFA.org/industry/statistics/), between 90% and 95% of the ethanol in the U.S. is sold pursuant to six to twelve month contracts, negotiated between the ethanol producer and the oil refiner or gasoline blender. As such, we believe that we will not be able to rely on long-term (over one year) contracts for the sale of our product. Entering in to a long-term contract would require us to give the buyer a significant discount to current market prices. We believe that if and when we commence operations, it will be more profitable for us to sell into the spot market and through a mixture of short-term (less than one year) contracts. The Chicago Board of Trade launched an ethanol futures contract in March 2005. As of the date of this Prospectus, there has been limited trading activity in ethanol futures. There is no certainty that this market will develop sufficient liquidity to provide an effective means of hedging against a decline in ethanol prices. As a result, the limited certainty of ethanol orders can make it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Our expense estimates are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls.

We will be dependent on a small number of customers because there are a finite number of petroleum refiners and mixers in North America. This presents a risk compared to if our sales were less concentrated within a larger number of customers because a smaller group of customers can exert greater influence on our selling prices and if we lose a customer or a customer becomes insolvent, we could experience a significant decrease in revenue. As many of our costs and expenses will be relatively fixed, a reduction in revenue could decrease our profit margins and adversely affect our business, financial condition and results of operations.

We have not conducted any significant business operations as yet and have been unprofitable to date. Accordingly, there is no prior operating history by which to evaluate the likelihood of our success or our contribution to our overall profitability. We may never complete construction of an ethanol production facility and commence significant operations or, if we do complete the construction of an ethanol production facility, it may not be successful in contributing positively to our profitability.

The market price of ethanol is dependent on many factors, including the price of gasoline, which is in turn dependent on the price of petroleum. These fluctuations may cause our results of operations to fluctuate significantly. Petroleum prices are highly volatile and difficult to forecast due to frequent changes in global politics and the world economy. The distribution of petroleum throughout the world is affected by incidents in unstable political environments, such as Iraq, Iran, Kuwait, Saudi Arabia, the former U.S.S.R. and other countries and regions. The industrialized world depends critically on oil from these areas and any disruption or other reduction in oil supply can cause significant fluctuations in the prices of oil and gasoline. As we cannot predict the future price of oil or wholesale gasoline, this may lead to unprofitable prices for the sale of ethanol due to significant fluctuations in market prices. For example, the New York spot price of wholesale unleaded gasoline and ethanol rose from approximately $1.70 per gallon and $2.00 per gallon respectively in December 2005 to approximately $2.30 and over $4.00 per gallon, respectively, in June 2006. Since that time the price of wholesale gasoline and ethanol has fallen again to approximately $1.70 and $2.27 per gallon, respectively, as of November 30, 2006. This move in part was linked to the price of petroleum reaching a historically high level, only to decline shortly thereafter. If the prices of gasoline and petroleum continue to decline we believe that the price of ethanol may be adversely affected. Fluctuations in the market price of ethanol may cause our profitability to fluctuate significantly.

An increase in production of ethanol could have a negative impact on our anticipated revenues. We believe that the production of ethanol is expanding rapidly. There are a number of new plants under construction and planned for construction in Central Canada and the Eastern United States market. We expect existing ethanol plants to expand by increasing production capacity and actual production. Increases in the demand for ethanol may not be commensurate with increasing supplies of ethanol. Thus, increased production of ethanol may lead to lower ethanol prices. The increased production of ethanol could also have other adverse effects. For example, increased ethanol production will lead to increased supplies of co-products from the production of ethanol, such as DDGS and CO2. Those increased supplies could lead to lower prices for those co-products. Also, the increased production of ethanol could result in increased demand for corn. This could result in higher prices for corn and cause higher ethanol production costs. In the event that we are unable to pass increases in the price of corn to our customers, we will realize lower profits. We cannot predict the future price of ethanol or DDGS. Any material decline in the price of ethanol or DDGS will adversely affect our sales and profitability.

We will be subject to extensive air, water and other environmental regulations in connection with the construction and operation of our planned ethanol production facilities. We cannot predict in what manner or to what extent governmental regulations will harm our business or the ethanol production and marketing industry in general. Our proposed business is subject to extensive regulation by federal, state and local governmental agencies in both the US and Canada, the two jurisdictions where we intend to produce and sell ethanol. The production and sale of ethanol is subject to regulation by agencies of the US Federal Government, including, but not limited to, the Environmental Protection Agency (the “EPA”), in the US as well as other agencies in each jurisdiction in which ethanol is produced, sold, stored or transported. In Canada, the production and sale of ethanol is subject to regulation by Environment Canada, through the Canadian Environmental Protection Act, 1999 and in Ontario as well by the Ontario Ministry of the Environment.

Environmental laws and regulations that affect our operations and that are expected to affect our planned operations are extensive and have become progressively more stringent Applicable laws and regulations are subject to change, which could be made retroactively. Violations of environmental laws and regulations or permit conditions can result in substantial penalties, injunctive orders compelling installation of additional controls, civil and criminal sanctions, permit revocations and/or facility shutdowns. If significant unforeseen liabilities arise for corrective action or other compliance, our sales and profitability could be materially and adversely affected. See “BUSINESS – Industry Overview.”

In addition, the production of ethanol involves the emission of various airborne pollutants, including particulates, carbon monoxide, oxides of nitrogen and volatile organic compounds. We also may be required to obtain various other water-related permits, such as a water discharge permit and a storm-water discharge permit, a water withdrawal permit and a public water supply permit. If for any reason we are unable to obtain any of the required permits, construction costs for our planned ethanol production facilities are likely to increase. In addition, the facilities may not be fully constructed at all. It is also likely that operations at the facilities will be governed by other regulations. Compliance with regulations may be time-consuming and expensive and may delay or even prevent sales of ethanol in Ontario or in other jurisdictions.

We face a risk that the Government of Canada may institute a corn countervailing duty that could increase feedstock costs for our proposed Canadian plants. The Ontario corn market relies on imports from the United States to increase liquidity. The most recent corn countervailing duty was brought about in September 2005, by the Ontario Corn Producers. Originally, the Corn Producer’s successfully lobbied for a provisional countervailing duty that was effective from December 15, 2005 until April 18, 2006. On April 17, 2006, the Canadian International Trade Tribunal (CITT) found that the importation of grain corn from the U.S. had not caused and is not threatening to cause material injury to domestic Canadian corn producers despite a determined legal and public relations effort by Canadian corn producers to persuade the CITT that U.S. subsidies, together with alleged dumping by U.S. producers of corn in Canadian markets were indeed causing such injury. In the event that a corn countervailing duty is enacted again, it is not expected to apply to product shipped back to the United States. Therefore, if we import U.S. corn into Canada and then export ethanol and DDGS to the U.S. we expect that we will be able to draw the duty back. However, we would not be able to recover the corn countervailing duty on any US produced corn used to make ethanol for sale in the Canadian market and we could be faced with higher corn prices in Ontario given the Ontario market’s reliance on imported US corn.

Delays in our ability to obtain the financing necessary to commence construction of our proposed ethanol plants, delays in the construction of our planned ethanol production facilities or defects in materials and/or workmanship may occur. As of the date of this Prospectus we have not begun construction of our proposed ethanol plants, nor do we have any commitment for all of the financing that is required to commence construction. While we are confident that we will be able to arrange for financing, no assurances can be provided that we will obtain the same.

Further, construction projects often involve delays in obtaining permits and encounter delays due to weather conditions, fire, the provision of materials or labor or other events. In addition, changes in interest rates or the credit environment or changes in political administrations at the federal, provincial, state or local levels that result in policy change towards ethanol or our project in particular, could cause construction and operation delays. Any of these events may adversely affect our ability to commence our proposed operations, which may expose us to additional unknown risks that arise due to such a delay.

Any significant increase in the final construction costs of our proposed facilities will adversely affect our capital resources. We have estimated that the construction cost of our proposed two facilities to be approximately $372.5 million. The estimated cost of these facilities is based on preliminary discussions and estimates, but the final construction cost of the facility may be significantly higher when firm EPC prices are received. Final construction costs may vary from EPC contract prices due to possible price escalation factors on certain material inputs, force majeure events and change orders that may arise over the course of construction. There can be no assurances that we will have the ability to raise additional capital, if needed.

There is a risk that, because of the proposed location of our ethanol plants, we may incur additional costs for corn, water, electricity and natural gas, the raw materials required for the production of ethanol. The September 2006 Muse Stancil report estimated that our Barrie and Sarnia ethanol production facilities will process approximately 78 million bushels of corn each year at expected annual production of 216 million gallons of ethanol and will require significant and uninterrupted supplies of water, electricity and natural gas. The prices for corn, electricity and natural gas have fluctuated significantly in the past and may fluctuate significantly in the future. In addition, droughts, severe winter weather and other problems may cause delays or interruptions of various durations in the delivery of corn to our facilities, reduce corn supplies and increase corn prices. We expect that corn feedstock costs will represent approximately 79% of operating costs. We anticipate obtaining approximately 30% of our corn requirements from suppliers located within a 100 mile radius of our facilities.

Feedstock costs may rise in the future as a result of the increased competition from additional ethanol plants beginning production. As a result of locating our plants outside of the “corn belt” in the mid-western United States, we will incur a feedstock transportation cost that other ethanol plants may not incur. Based upon information provided to us by Parrish & Heimbecker, we expect to pay freight costs from Toledo, Ohio, the location of the corn terminal we expect to utilize, of $0.14 per bushel of corn shipped to Sarnia, and $0.56 per bushel of corn shipped to Barrie. These freight costs may be higher than expected in the event of severe winter weather conditions. Additionally, since we will import corn from the United States, we are also faced with the risk that the Government of Canada could institute a corn countervailing duty that would increase feedstock costs for our Canadian plants.

Local water, electricity and gas utilities may not be able to reliably supply the water, electricity and natural gas that our Barrie and Sarnia facilities will need or may not be able to supply such resources on acceptable terms. Although a stable supply exists for gas, water and electricity in the Barrie and Sarnia areas, localized conditions such as drought or severe weather conditions may affect the supply of raw materials to these areas from time to time over the life of the plant. Each proposed plant will require approximately 10,500 cubic ft. of gas per day, 1,000,000 US gallons of water per day and an average of 16 MW/hr of electricity. The loss of any of these utilities would cause us to shut down the plant until normal utilities are restored. We may not be able to successfully anticipate or mitigate fluctuations in the prices of raw materials and energy through the implementation of hedging and contracting techniques. Our hedging and contracting activities may not lower our prices of raw materials and energy, and in a period of declining raw materials or energy prices, these hedging and contracting strategies may result in our paying higher prices than our competitors. In addition, we may be unable to pass increases in the prices of raw materials and energy to our customers. Higher raw materials and energy prices will generally cause lower profit margins and may even result in losses. Accordingly, our potential sales and profitability may be significantly and adversely affected by the prices and supplies of raw materials and energy.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors. As directed by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. We have not yet been subject to these requirements. We are evaluating our internal control systems in order to allow our management to report on, and our independent auditors attest to, our internal controls, as a required part of our annual report on Form 10-KSB beginning with our reports for the fiscal year ended December 31, 2007. A recent release from the SEC has indicated that newly public companies may be granted an additional year, after becoming public to demonstrate the effectiveness of their internal controls as required under SOX 404.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequacy. Accordingly, there can be no positive assurance that we will receive a positive attestation from our independent auditors.

In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

RISKS RELATED TO OUR COMMON STOCK

There is no trading market for our securities and there can be no assurance that such a market will develop in the future. We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, registering those shares that we issued in our recent private offering, of which this Prospectus is a part. If and when our registration statement is deemed effective by the SEC we intend to undertake efforts to have our Common Stock listed for trading on the OTC Electronic Bulletin Board operated by the National Association of Securities Dealers, Inc. There is no assurance that our application for listing on the OTCBB will be approved, or if so approved that a market will develop in the future or, if developed, that it will continue. In the absence of a public trading market, an investor may be unable to liquidate his investment in our Company.

We do not have significant financial reporting experience, which may lead to delays in filing required reports with the Securities and Exchange Commission and suspension of quotation of our securities on the OTCBB, which will make it more difficult for you to sell your securities. If we are successful in listing our Common Stock for trading on the OTCBB, of which there can be no assurance, the OTCBB limits quotations to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. Because we do not have significant financial reporting experience, we may experience delays in filing required reports with the Securities and Exchange Commission (the “SEC”), following the effectiveness of the registration statement to which this Prospectus is a part. Because issuers whose securities are qualified for quotation on the OTCBB are required to file these reports with the Securities and Exchange Commission in a timely manner, the failure to do so may result in a suspension of trading or delisting from the OTCBB. We have been late in filing some of the reports we have been required to file with the SEC but are reviewing our internal procedures to ensure that future reports are filed in a timely manner.

If we are successful in listing our Common Stock for trading on the OTCBB, there are no automated systems for negotiating trades on the OTCBB and it is possible for the price of a stock to go up or down significantly during a lapse of time between placing a market order and its execution, which may affect your trades in our securities. Because there are no automated systems for negotiating trades on the OTCBB, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders, an order to buy or sell a specific number of shares at the current market price, it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

If our stock trades below $5.00 per share, our stock would be considered a “penny stock” which can adversely affect its liquidity. If and when trading commences and the trading price of our Common Stock is less than $5.00 per share, our Common Stock would be considered a “penny stock,” and trading in our Common Stock would be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

“Penny Stock” rules may make buying or selling our securities difficult. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

We do not anticipate payment of dividends, and investors will be wholly dependent upon the market for the Common Stock to realize economic benefit from their investment. As holders of our Common Stock, you will only be entitled to receive those dividends that are declared by our Board of Directors out of retained earnings. We do not expect to have retained earnings available for declaration of dividends in the foreseeable future. There is no assurance that such retained earnings will ever materialize to permit payment of dividends to you. Our Board of Directors will determine future dividend policy based upon our results of operations, financial condition, capital requirements, reserve needs and other circumstances.

Any adverse effect on the market price of our Common Stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate. If and when our registration statement is declared effective, holders of our shares of Common Stock that are registered pursuant to our registration statement will be permitted, subject to few limitations, to freely sell these shares of Common Stock. At that time, sales of substantial amounts of Common Stock, including shares issued upon the exercise of stock options issued pursuant to the Stock Plan we have adopted, or in anticipation that such sales could occur, may materially and adversely affect prevailing market prices for our Common Stock. In addition to the shares of Common Stock being registered herein, there is an aggregate of 3,404,333 shares of our Common Stock underlying options that have been issued and which may be exercised over the next twelve-month period. Also, an aggregate of 100,000,000 shares of our Common Stock have been held by certain non-affiliates of our Company for a period sufficient to allow them to sell their shares subject to those limitations provided by Rule 144 promulgated under the Securities Act of 1933, as amended. In January, 2007, these limitations shall cease and these holders will be entitled to sell their shares of our Common Stock at their discretion. If they do so, such sales could have a material and adverse affect on the prevailing market prices for our Common Stock, if and when such a market develops.

The market price of our Common Stock may fluctuate significantly in the future. If our Common Stock is approved for trading, of which there can be no assurance, the market price of our Common Stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

•	the volume and timing of the receipt of orders for ethanol from major customers;

•	competitive pricing pressures;

•	our ability to produce, sell and deliver ethanol on a cost-effective and timely basis;

•	our inability to obtain construction, acquisition, capital equipment and/or working capital financing;

•	the introduction and announcement of one or more new alternatives to ethanol by our competitors;

•	changing conditions in the ethanol and fuel markets;

•	changes in market valuations of similar companies;

•	stock market price and volume fluctuations generally;

•	regulatory developments;

•	fluctuations in our quarterly or annual operating results;

•	additions or departures of key personnel; and

•	future sales of our Common Stock or other securities.

Furthermore, adverse economic conditions in Ontario and other jurisdictions could have a negative impact on our results of operations. Demand for ethanol could also be adversely affected by a slow-down in overall demand for oxygenate and gasoline additive products. The levels of our ethanol production and purchases for resale will be based upon forecasted demand. Accordingly, any inaccuracy in forecasting anticipated revenues and expenses could adversely affect our business. Furthermore, we recognize revenues from ethanol sales at the time of delivery. The failure to receive anticipated orders or to complete delivery in any quarterly period could adversely affect our results of operations for that period. Quarterly results are not necessarily indicative of future performance for any particular period, and we may not experience revenue growth or profitability on a quarterly or an annual basis.

The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. In the past, securities class action litigation has often been brought against a company following periods of stock price volatility. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and our resources away from our business. Any of the risks described above could adversely affect our sales and profitability and also the price of our Common Stock.

RISKS RELATED TO THE OFFERING

Provisions of our Certificate of Incorporation and Bylaws may delay or prevent a take-over that may not be in the best interests of our stockholders. Provisions of our Certificate of Incorporation, as amended, and Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Delaware General Corporation Law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested stockholders.

In addition, our Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of Preferred Stock with such rights and preferences determined from time to time by our Board of Directors. No shares are currently outstanding. Our Board of Directors may, without stockholder approval, issue Preferred Stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock.

Our 5% or greater shareholders have the ability to significantly influence matters requiring a shareholder vote and other shareholders may not have the ability to influence corporate transactions. Currently, shareholders who individually own more than a 5% interest in the Company in the aggregate beneficially own approximately 95% of our outstanding stock. Upon completion of this registration statement, because there is no increase in the issued Common Stock as a result of this registration statement, this group will continue to own approximately 95% of our outstanding stock. As a result, such persons, who may but are not legally bound to act together, will have the ability to significantly influence the vote on all matters requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions.

This Prospectus permits Selling Stockholders to resell their shares. If a market develops in our Common Stock and these Selling Shareholders resell their shares, the market price for our shares may fall and purchasers of our shares may be unable to resell them. This Prospectus includes up to 4,096,500 shares being offered by existing stockholders. If a market does develop in our Common Stock and to the extent that these shares are sold into the market there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

We cannot predict whether we will successfully effectuate our current business plan. Each prospective purchaser is encouraged to carefully analyze the risks and merits of an investment in our Common Stock and should take into consideration when making such analysis, among others, the Risk Factors discussed above.

FORWARD-LOOKING STATEMENTS

We have made some statements in this Prospectus, including some under “RISK FACTORS,” “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” “DESCRIPTION OF BUSINESS” and elsewhere, which constitute forward-looking statements. These statements may discuss our future expectations or contain projections of our results of operations or financial condition or expected benefits to us resulting from acquisitions or transactions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. These factors include, among other things, those listed under “RISK FACTORS” and elsewhere in this Prospectus. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders.

The proceeds from our private placement that closed in September 2006 are expected to finance our working capital requirements including salaries and benefits, lease commitments, and capital expenditures on property, plant and equipment through to March 31, 2007 and prior to the development of an EPC contract (expected to require a $1,000,000 payment) for our Barrie plant as per the following schedule of estimates developed from information provided by our consultants and other parties in the industry:

Source of Funds		Use of Funds to March 31, 2007

Proceeds from private placement	$4,096,500	Salaries & Benefits	$ 812,000
Less issuance fee	(250,000)	General & Administrative costs	1,265,000
		Occupancy costs - Head Office	154,000
		Capital lease payments - Barrie plant lease	846,000
		Last month’s rent Head Office Lease	13,000
		Last month’s rent Barrie plant Lease	250,000
		Delta-T services for Sarnia site	70,000
		Directors & Officers liability insurance	44,000
		Capital expenditures – Head Office	244,000
		Capital expenditures – Barrie plant	148,500
Total	$3,846,500	Total	$3,846,500

MARKET FOR COMMON EQUITY AND

RELATED STOCKHOLDER MATTERS

As of the date of this Prospectus there is no market for our Common Stock. We expect to cause an application to be filed on our behalf to list our Common Stock for trading on the OTCBB. There can be no assurances that our Common Stock will be approved for listing on the OTCBB, or any other existing trading market. See “RISK FACTORS.”

As of the date of this Prospectus, there were 104,096,500 shares of our Common Stock outstanding.

As of the date of this Prospectus, there were 58 stockholders of record of our Common Stock.

We have not paid cash dividends in the past, nor do we expect to pay cash dividends for the foreseeable future. We anticipate that earnings, if any, will be retained for the development of our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “RISK FACTORS” and “DESCRIPTION OF BUSINESS” and elsewhere in this Prospectus. See “RISK FACTORS.”

OVERVIEW

We were incorporated as “Beaconsfield I, Inc.” in the State of Delaware on November 29, 2004, as a “blank check” company for the purpose of engaging in the potential future merger or acquisition of an unidentified target business.

On December 15, 2004, we issued 150,000 shares of our Common Stock for a total of $15 in cash. Additionally on that date, we issued 10,000,000 shares (pre-forward split) of our Common Stock, for a total of $50,000 in cash.

In July 2006, we engaged in a forward split of our Common Stock whereby we issued ten (10) shares of our Common Stock for every one (1) share then issued and outstanding. Also in July 2006, the holders of a majority of our then issued and outstanding Common Stock approved an amendment to our Certificate of Incorporation wherein we did change our name to “Northern Ethanol, Inc.” to better reflect our current business plan that is described under “Plan of Operation” below. We are currently considered a “development stage” company.

We have two wholly-owned subsidiaries, Northern Ethanol, LLC, a New York limited liability company and Northern Ethanol (Canada) Inc., a Canadian corporation, which has three wholly-owned subsidiaries, Northern Ethanol (Barrie) Inc., Northern Ethanol (Sarnia) Inc. and Northern Ethanol Investments Inc., each of which is also a Canadian corporation.

RESULTS OF OPERATIONS

Comparison of Results of Operations for the nine-month periods ended September 30, 2006 and 2005

During the nine-month period ended September 30, 2006, we did not generate any revenues. We do not expect to begin generating revenues until such time as the ethanol plants described below under “Plan of Operation” become operational.

During the nine-month period ended September 30, 2006, we incurred costs and expenses totaling $2,203,494, including $1,539,978 in salaries and benefits, $650,506 in other general and administrative expense and occupancy costs and $13,010 in depreciation expense. Following is a table delineating the itemization of salaries and benefits paid during the nine-month period ended September 30, 2006:

Distribution of Salaries & Benefits Expense for the nine months ended September 30, 2006:

Name	Position	Start Date	Salary & Benefits	Stock Options (2)	Total

Gord Laschinger	President, Chief ExecutiveOfficer and Director	April 1, 2006	$109,914	$ 738,531	$848,445
Ciaran Griffin (1)	Chief Financial Officer	April 1, 2006	32,982	184,632	217,614
Steve Reader	Chief Operating Officer	July 15, 2006	49,260	69,507	118,767
Andrew Telsey	Secretary & Director	September 8, 2006	—	17,366	17,366
All other Directors and employees		Various	70,838	266,948	337,786

Totals			$262,994	$1,276,984	$1,539,978

_____________________

(1)	Mr. Griffin was employed by us from April 1, 2006 to October 31, 2006. See “MANAGEMENT.”
(2)	Non-cash transactions.

During the nine-month period ended September 30, 2005, our total costs and expenses were $20,024. This significant increase in operating expenses in the same period in 2006 is a direct result of our commencement of our new business plan, described below.

As a result, we incurred a net loss of $2,203,494 during the nine-month period ended September 30, 2006, compared to a net loss of $20,024 for the similar period ended September 30, 2005.

Comparison of Results of Operations for the three-month periods ended September 30, 2006 and 2005

During the three-month period ended September 30, 2006, we did not generate any revenues. We do not expect to begin generating revenues until such time as the ethanol plants described below under “Plan of Operation” become operational.

During the three-month period ended September 30, 2006, we incurred costs and expenses totaling $1,267,092, including $784,626 in salaries and benefits, $474,743 in other general and administrative expense and occupancy costs and $7,723 in depreciation expense. During the three-month period ended September 30, 2005, our total costs and expenses were $14,745. This significant increase in operating expenses in the same period in 2006 is a direct result of our commencement of our new business plan, described below.

As a result, we incurred a net loss of $1,267,092 during the three-month period ended September 30, 2006, compared to a net loss of $14,745 for the similar period ended September 30, 2005.

PLAN OF OPERATION

As of the date of this Prospectus, we have adopted a new business plan to initially construct and operate two ethanol plants. Our goal is to produce ethanol in Ontario and market and sell ethanol in Central Canada and the Eastern United States. In this regard, we have secured or are in advanced stages of securing sites to build ethanol processing facilities at two locations in Ontario, Canada (Barrie and Sarnia) for total planned production capacity of approximately 216 million gallons per annum. Each of these locations will be the site for a corn-based ethanol processing facility. The two facilities currently envisaged for Ontario are expected to be completed and operational over the next two years.

We have secured, or are in the advanced stages of securing, sites to build ethanol processing facilities at the following locations, in the capacities indicated:

•

Barrie, Ontario, Canada; 108 million gallons – This 35 acre site has been obtained under a 25 year lease with two ten year renewal options at the then current market for comparable properties. The lease allows us to utilize all existing site infrastructure and demolish or modify existing structures to optimize plant operations. We are leasing our Barrie site and our Head Office space from Fercan Developments Inc., a company owned by the same individual that owns Rosten Investments Inc. (“Rosten”). Rosten owns 10,000,000 shares of our outstanding Common Stock or 9.5% interest. See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS and SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”

•

Sarnia, Ontario, Canada; 108 million gallons – This site comprises approximately 30 acres. We have entered into an exclusive non-binding letter of intent with the owner of this location that provides us with a 99 year lease with an annual rental payment of C$10, plus payment by us of all real estate taxes and other operating expenses, including utilities. This letter of intent is exclusive so long as the parties are negotiating in good faith. Prior to completion of construction, we anticipate the annual real estate taxes to be less than C$10,000 annually. The terms of the lease are subject to our reaching an agreement with the lessor to supply steam to our proposed plant for a minimum of 15 years. The proposed terms also include a right of first refusal for us to acquire this land at a price to be agreed in the future and also provides for us to receive C$4 million as a tenant inducement to enter into a definitive agreement. This site is adjacent to a major rail line, has good highway access, access to the Great Lakes for shipping purposes and is fully zoned and serviced. As of the date of this Prospectus, we are proceeding with the finalization of the business terms incorporating the aforementioned provisions along with other provisions for site services including steam energy.

Each of these locations will be the site for a state-of-the-art ethanol processing facility, using corn as the feedstock. Our proposed plants will be designed to incorporate many of the newest technological innovations, including molecular sieves for dehydrating ethanol and continuous fermentation processing. The Barrie location represents a conversion of an existing site’s servicing infrastructure from a former brewery. As of the date of this Prospectus, we plan on demolishing existing structures that are not germane to our proposed operations at the Barrie site and to utilize the rail spur and the utility connections. The Sarnia location offers an existing rail spur, steam connection from a neighboring power plant, utility connections and dock facilities. Both locations have been zoned for industrial use.

We have selected these sites because of our belief that in order to be competitive with both existing and proposed new ethanol plants the following criteria needs to be considered:

•	Local access to feedstock
•	Access to end users
•	Access to skilled labor market
•	Status of infrastructure
•	Zoning

Our proposed facilities are to be located on industrial zoned sites. There are three primary means of transporting ethanol in North America, including rail, truck or barge and not all of these transportation modes are available to all our competitors. The Barrie and Sarnia locations have ease of access to all three modes, which are expected to reduce our transportation costs. We believe the sites we have chosen provide access to a number of available local gasoline blending facilities owned by major refiners including Imperial Oil (Exxon), Shell, PetroCanada and Suncor.

The potential drawbacks of these locations include higher transportation costs for feedstock and higher property costs. We believe that this will be offset by the reduced cost of transporting ethanol because of proximity to the end use market.

We anticipate that we will need to raise approximately $372.5 million in equity and/or debt financing to complete construction of our initial two ethanol production facilities in Barrie and Sarnia, Ontario. After engaging in significant due diligence to ascertain the anticipated costs associated with the construction of the initial two ethanol plants, we have generated the following cost estimates for construction of these initial plants:

Items	Barrie	Sarnia	Total
Fixed Price EPC Contract Costs:

EPC Price Materials (including Demolition)	$104,000,000	$100,000,000	$204,000,000
EPC Price Labor (including Demolition)	56,000,000	49,500,000	105,500,000
Total EPC Costs	160,000,000	149,500,000	309,500,000

Owners Costs:

Project Management	745,000	447,000	1,192,000
Infrastructure Upgrades	1,627,000	488,000	2,115,000

Permitting (Environmental and Building)	143,000	134,000	277,000
Insurance During Construction	662,000	659,000	1,321,000
Owners Engineer	219,000	202,000	421,000
Startup Materials& Labor	658,000	640,000	1,298,000
Spare Parts	570,000	552,000	1,122,000
Lenders Engineer	319,000	318,000	637,000
Other Miscellaneous Costs	368,000	193,000	561,000
Total Owners Costs	5,311,000	3,633,000	8,944,000

SubTotal Costs	165,311,000	153,133,000	318,444,000

Contingency	14,010,000	12,978,000	26,988,000
Interest During Construction	14,052,000	13,016,000	27,068,000
Total Costs	$193,373,000	$179,127,000	$372,500,000

Effective December 13, 2006, we executed an engagement letter and indicative term sheets with WestLB AG (“WestLB”) whereby WestLB has conditionally agreed to provide 75% (approximately $280 million) of the financing for the construction of our Barrie and Sarnia facilities, on a “best efforts” basis. Among other things, the engagement letter and indicative term sheets are conditional on our obtaining subordinate debt or equity investment for the remaining 25% of construction costs. The WestLB indicative term sheets offer first priority senior secured construction and term financing for up to 60% of the total capital requirements of plant construction and for working capital for a total term of up to 7.5 years and subordinated secured construction and term financing for up to 15% of the total capital requirements of plant construction for a total term of up to eight years. Following conversion of the senior construction loan to a senior term loan, the loan amount is to be repaid in equal quarterly installments over six years. Surplus cash as defined by debt service covenant is to be swept to accelerate the repayment of the senior term loan and to repay the subordinated term loan. We paid a non-refundable retainer deposit of $200,000 to WestLB on execution of the engagement letter and indicative term sheets. In the event that we chose to terminate the WestLB engagement and we enter into a similar debt financing with another lender within twelve months of terminating WestLB, we will pay WestLB a termination fee of $5,000,000 if termination occurs within 60 days from December 13, 2006 and $10,000,000 thereafter. If the financing contemplated in the engagement letter and indicative term sheets is finalized with WestLB, we will pay to WestLB a structuring and arrangement fee of the greater of $5,000,000 or 2% of the principal amount of the senior financing and $5,000,000 or 2% of the principal amount of the subordinated financing. In addition, we will pay a fee to market the senior and subordinate loans of 1% of the principal amount of each. The interest rate on the senior financing will be at LIBOR plus an anticipated spread of 325 to 350 basis points. Until the senior loan has been fully drawn, we shall pay a commitment fee of 0.50% on the undrawn portion. The interest rate on the subordinate financing will be at LIBOR plus an anticipated spread of 1000 basis points. As the subordinate financing will be fully drawn on closing there will be no commitment fees applicable on that facility. We expect that other covenants, representations and warranties will form part of the final documentation on closing of the loan agreement.

We have had discussions with investment bankers, financial institutions and private investors about obtaining the 25% subordinate debt or equity investment required to complete the project financing but as of the date of this Prospectus we have received no binding commitments. We may not be able to obtain sufficient funding from one or more investors or lenders, or if such funding is obtained, that it will be on terms that we have anticipated or that are otherwise acceptable to us. See “LIQUIDITY AND CAPITAL RESOURCES” and “RISK FACTORS.”

Effective July 24, 2006, we entered into a five-year Project Development Agreement (the “Delta-Barrie Agreement”) with Delta-T Corporation, Williamsburg, Virginia (“Delta”), wherein Delta shall provide us professional advice, business and technical information, design and engineering and related services in order to assist us in assembling all of the information, permits, agreements and resources necessary for construction of an ethanol plant having the capacity to produce 108 million gallons per year in Barrie, Ontario, Canada. We paid Delta the non-refundable sum of $100,000 in advance for all such services.

In September 2006, we entered into a similar five-year agreement with Delta relating to our proposed Sarnia ethanol plant (the “Delta-Sarnia Agreement”) and paid Delta an initial non-refundable amount of $70,000 for such services, with the balance of $30,000 due upon issuance of an air permit by the Province of Ontario. References to the Delta-Barrie Agreement and Delta-Sarnia Agreement are hereinafter jointly referred to as the “Delta Agreements,” unless otherwise indicated.

The Delta Agreements provide for Delta to assist us in the development and analysis of the operating costs, plant specifications, compliance with environmental issues, product marketing, industry economics, technical and other assistance. Delta’s sole remedy in the event that we breach the Delta Agreements is limited to the non-refundable fees of $100,000 paid under each of the agreements. The relationship between Delta and us is deemed exclusive during the five-year term of the Delta Agreements whereby we agreed to use our best efforts to enter into an EPC contract or a technology agreement with Delta at these locations and if we fail to do so, to give them a first right of refusal for 60 days to assume any agreements made with other ethanol plant technology vendors.

On December 12, 2006 we received a term sheet from Aker Kvaerner Songer Canada Ltd. (“AKSC”) for the development of an engineering, procurement and construction (“EPC”) contract for the Barrie site. As of the date of this Prospectus, we are reviewing this term sheet with WestLB to ensure that the proposed terms are consistent with the requirements included in the engagement letter and indicative term sheets with WestLB. If we agree on the term sheet with AKSC, the terms include the payment to AKSC of a non-refundable fee of $500,000 on signing the term sheet and $500,000 on receipt of the fixed EPC contract price for our Barrie plant by March 2007. Providing the EPC contract price is acceptable and financing is obtained, we expect to execute the EPC contract (“AKSC-EPC”) within 30 days and commence construction at the Barrie site immediately thereafter.

We also expect to enter into a similar arrangement with AKSC for the Sarnia location by June 2007. We have not yet received a term sheet from AKSC regarding the Sarnia facility at this time. AKSC is a multinational EPC firm with extensive experience erecting and constructing facilities in Canada. Delta’s primary role in the projects will be to provide the process technology and engineering, while AKSC will have the responsibility to erect the Delta process components as well as engineer, procure and construct the balance of plant equipment. AKSC will be responsible for all labor supply and project completion risk (i.e. project completed on schedule, at the contract price, meeting design specifications). The EPC contract will be guaranteed by AKSC’s parent company, Aker Kvaerner ASA of Baerum, Norway, a leading global provider of engineering and construction services, technology products and integrated solutions with NOK14 billion in annual revenue. The Delta plant design that we have selected is based on plant designs and components currently being utilized by other Delta customers. Any differences in our plant designs from the standard Delta design will be to provide for higher reliability and performance. Not all current projects undertaken by Delta appear on their website due to client preferences with regards to confidentiality.

In August 2006, we retained the services of the engineering firm of Charles G. Turner & Associates for an initial term to December 31, 2006 to monitor the design, equipment selection, construction and commissioning phases of the projects on a hourly fee basis. This agreement is continuing in effect on a month-to-month basis.

Also in August 2006, we contracted with Parrish & Heimbecker Ltd. (“P&H”) to provide corn procurement and co-product merchandizing services on a fee per shipment basis for a five year period for our proposed Barrie and

Sarnia ethanol plants upon the opening of such plants. P&H is a privately-held grain merchant corporation which owns and operates grain elevators and has extensive domestic and international experience in international grain origination and co-product merchandizing. We engaged them to source all of the corn required for the operation of the Barrie and Sarnia ethanol facilities at competitive prices. We expect they will assist us in negotiations with major corn suppliers to guarantee supply and price by committing to long-term purchase agreements or opportunistic purchases on the spot market when this can be done at favorable rates. We will pay P&H C$1.00 per metric ton of corn procured for our Barrie and Sarnia operations. P&H will manage the sale of our dried distiller grain by-product. We will pay P&H C$1.00 per metric ton of DDGS sold for marketing the sale of our product. Our agreement with P&H does not include any minimum purchase requirements.

We are currently in the process of finalizing contracts covering the Barrie and Sarnia facilities with ECO Energy Inc., a privately-held Tennessee corporation that provides ethanol marketing capability across North America (“ECO”). ECO is a fully-integrated marketing company supported by an experienced sales force, a knowledgeable logistics and scheduling department, customer service, and an online computer system that we will be able to access to streamline all necessary correspondence for daily shipments and transportation transactions. We expect to engage this marketing company to handle the sales and transportation logistics of our ethanol production.

None of our current management has any experience in developing or operating ethanol plants. Our Chief Operating Officer and Vice President Development, Steven Reader and our Director of Project Management and Operations, Gordon Langille have extensive experience in the construction and operation of North American power plants and pipelines. See “MANAGEMENT.”

We are implementing a growth strategy by:

•	Building state of the art processing plants;

•	Negotiating stable long term contracts with key suppliers;

•	Securing long term sales agreements;

•	Pursuing acquisitions of existing ethanol producers; and

•	Pursuing acquisitions and/or strategic alliances with ethanol technology companies.

We are committed to investing in the latest technology to ensure that the processing costs are as low as possible, and the outputs are of the highest quality. The initial locations have been chosen due to proximity to supply of corn, natural gas, and water and are well located for the transportation of inputs and products.

The manner in which we intend to develop future sites beyond the initial aforementioned locations will depend on the nature of the opportunity, the respective needs of the parties involved, and ourselves. We have set up a separate subsidiary to own each ethanol plant. We may purchase ethanol producing facilities outright, acquire an ownership interest in companies controlling ethanol producing facilities, or issue shares in the subsidiary company that controls the site to outside parties who control ethanol producing facilities. We were in negotiations to acquire an existing ethanol plant site in the Province of Quebec, Canada. We made a fully refundable deposit to the prospective sellers’ solicitor, in trust, in the amount of $750,000. As of the date of this Prospectus, we have elected to terminate this potential acquisition and the deposit has been returned to us. We are continuing to review and explore other acquisitions of existing ethanol plants, but no definitive agreements have been reached and there can be no assurances that we will reach any agreements in the future.

It is likely that we will finance our participation in a business opportunity through the issuance of Common Stock or other securities and through the issuance of senior debt secured against the assets of each operating location.

In the case of cash acquisition, the transaction may be accomplished upon the sole determination of management without any vote or approval by stockholders. In the case of a statutory merger or consolidation directly involving us, it will likely be necessary to call a stockholders’ meeting or otherwise obtain the approval of the holders of a majority of our outstanding shares. The necessity to obtain such stockholder approval may result in delay and additional expense in the consummation of any proposed transaction and may also give rise to certain appraisal rights to dissenting stockholders.

We plan to identify and exploit new technologies for reduced costs and greater manufacturing yields. For example, we are examining new technologies enabling the conversion of cellulose, which is generated predominantly from wood waste, paper waste and agricultural waste, into ethanol which would reduce or eliminate our dependency on corn as a primary feedstock while also helping local municipalities deal with ever increasing demands on their garbage disposal sites.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2006, we had $1,386,322 in cash and cash equivalents.

In July 2006, we engaged in a forward split of our Common Stock whereby we issued ten (10) shares of our Common Stock for every one (1) share then issued and outstanding. Following the aforesaid forward stock split, we commenced a private offering of our Common Stock. We closed this offering in September 2006 after selling an aggregate of 4,096,500 shares of our Common Stock at a price of $1.00 per share and received aggregate net proceeds of $3,846,500 therefrom. The proceeds from our private placement that closed September 2006 are expected to finance our working capital requirements, including salaries and benefits, lease commitments, and capital expenditures on property, plant and equipment through to March 31, 2007 and prior to the development of an EPC contract (expected to require a $1,000,000 payment) for our Barrie plant. Following is a breakdown of our use of proceeds as of September 30, 2006 and subsequent intended use of proceeds derived from the private placement offering:

Source of Funds		Use of Funds to March 31, 2007

Proceeds from private placement	$4,096,500	Salaries & Benefits	$ 812,000
Less issuance fee	(250,000)	General & Administrative costs	1,265,000
		Occupancy costs - Head Office	154,000
		Capital lease payments - Barrie plant lease	846,000
		Last month’s rent Head Office Lease	13,000
		Last month’s rent Barrie plant Lease	250,000
		Delta-T services for Sarnia site	70,000
		Directors & Officers liability insurance	44,000
		Capital expenditures – Head Office	244,000
		Capital expenditures – Barrie plant	148,500
Total	$3,846,500	Total	$3,846,500

We anticipate the possibility of a cash shortfall on payment of the $1,000,000 for the development of the EPC contract for Barrie before the advance of the construction loans. We have received verbal non-binding commitments from certain of our shareholders that they would provide financing to cover this shortfall.

Once financing is secured, we intend to initially begin demolition of existing structures on the Barrie property that are not germane to our proposed operations at an estimated cost of approximately $1.2 million. Thereafter, we expect to commence construction at both the Barrie and Sarnia locations within the next six months. We estimate that we will require an additional $372 million in additional debt or equity capital to complete the construction and commissioning of these two facilities, and there are no assurances that we will be able to raise this capital when needed.

Effective December 13, 2006, we executed an engagement letter and indicative term sheets with WestLB AG (“WestLB”) whereby WestLB has conditionally agreed to provide 75% of the financing (approximately $280 million) for the construction of our Barrie and Sarnia facilities, on a “best efforts” basis. Among other things, the provision of the 75% financing in accordance with engagement letter and the indicative term sheets is conditional on our obtaining subordinate debt or equity investment for the remaining 25% of construction costs. The WestLB indicative term sheets offer first priority senior secured construction and term financing for up to 60% of the total capital requirements of plant construction and for working capital for a total term of up to 7.5 years and subordinated secured construction and term financing for up to 15% of the total capital requirements of plant construction for a total term of up to eight years. Following conversion of the senior construction loan to a senior term loan, the loan amount is to be repaid in equal quarterly installments over six years. Surplus cash as defined by debt service covenant is to be swept to accelerate the repayment of the senior term loan and to repay the subordinated term loan. We paid a non-refundable retainer deposit of $200,000 to WestLB on execution of the engagement letter and indicative term sheets. In the event that we chose to terminate the WestLB engagement and we enter into a similar debt financing with another lender within 12 months of terminating WestLB, we will pay WestLB a termination fee of $5,000,000 if termination occurs within 60 days from December 13, 2006, and $10,000,000 thereafter. If the financing contemplated in the engagement letter and indicative term sheets is finalized with WestLB, we will pay to WestLB a structuring and arrangement fee of the greater of $5,000,000 or 2% of the principal amount of the senior financing and $5,000,000 or 2% of the principal amount of the subordinated financing. In addition, we will pay a fee to market the senior and subordinate loans of 1% of the principal amount of each. The interest rate on the senior financing will be at LIBOR plus an anticipated spread of 325 to 350 basis points. Until the senior loan has been fully drawn, we shall pay a commitment fee of 0.50% on the undrawn portion. The interest rate on the subordinate financing will be at LIBOR plus an anticipated spread of 1000 basis points. As the subordinate financing will be fully drawn on closing there will be no commitment fees applicable on that facility. We expect other covenants, representations and warranties will form part of the final documentation on closing of the loan agreement.

We have had discussions with investment bankers, financial institutions and private investors about obtaining the 25% subordinate debt or equity investment required to complete the project financing but as of the date of this Prospectus we have received no binding commitments. We may not be able to obtain sufficient funding from one or more investors or lenders, or if such funding is obtained, that it will be on terms that we have anticipated or that are otherwise acceptable to us. See “RISK FACTORS.”

Our aggregate lease commitments for our principal office space and our Barrie plant for the current year ended December 31, 2006 are $80,631 and $338,948 and for the next five fiscal years are $161,261 and $2,033,686 per annum. We anticipate that we will be able to satisfy these commitments until March 31, 2007 with the proceeds from the September 2006 private placement. Thereafter we expect to satisfy these commitments with the proceeds from the senior construction and term financing provided by WestLB AG pursuant to the engagement letter and indicative term sheets of December 13, 2006 and from additional subordinate debt or equity to be raised. There are no assurances that we will be able to raise additional subordinate debt or equity on terms acceptable to us, or at all. In the event we are unable to raise additional funds on acceptable terms, we will need to reconsider our objectives and undertake efforts to reduce costs. See “RISK FACTORS.” Once construction of our Barrie and Sarnia plants is complete, we expect to satisfy the lease commitments with cash flow generated from the operations of these plants.

INFLATION

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material affect on our results of operations during the nine-month period ended September 30, 2006.

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules, regulations and related forms, and that such information is accumulated and communicated to our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

In the course of evaluating our internal controls over financial reporting as at September 30, 2006, management has identified a weakness in the area of segregation of duties which could result in a material misstatement in our financial statements. Given our limited staff level, certain duties within the accounting and finance department cannot be properly segregated. However, none of the segregation of duty deficiencies resulted in a misstatement to the financial statements as we rely on certain compensating controls, including substantive periodic review of the financial statements by the Chief Executive Officer and Audit Committee. This weakness is considered to be a common area of deficiencies for many smaller listed companies.

On December 7, 2006 and as amended on December 26, 2006, we filed Forms 8-K and 8-K/A1 to advise that our Form 10Q-SB filed on November 21, 2006, consisting of the unaudited interim consolidated balance sheets at September 30, 2006 and December 31, 2005, and the unaudited interim consolidated statements of operations, stockholders’ equity and cash flows for the three-months and nine-months period ended September 30, 2006 and 2005 and for the period November 29, 2004 (inception) to September 30, 2006 and the related Management’s Discussion and Analysis had been withdrawn and should no longer be relied upon. We were formally notified via a letter dated November 30, 2006 that KPMG LLP, our independent registered public accountants, did not complete their review of such interim financial statements despite the fact that our management believed that such review had been completed. Further, management wished to consider the possible impact of the SEC’s comment letter dated November 14, 2006 relating to our registration statement on Form SB-2, filed on October 12, 2006 regarding various matters pertaining to our aforesaid report on Form 10-QSB. Our Audit Committee of the Board of Directors has approved such action and has discussed the matters disclosed in this filing with our independent registered public accountants. We have discussed the circumstances of the misunderstanding with our independent registered public accountants and have implemented procedures to ensure that we will not make such future filings without written sign-off from our independent registered public accountants.

CRITICAL ACCOUNTING ESTIMATES

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Leases - We follow the guidance in SFAS No. 13 “Accounting for Leases”, as amended, which requires us to evaluate the lease agreements we enter into to determine whether they represent operating or capital leases at the inception of the lease.

Assets under capital leases – Using similar local property market values obtained from independent appraisers, management determined that the fair value of the land acquired at the Barrie site was less than 25% of the fair value of the leased property at the inception of the lease and therefore considered the land and building as a single unit for purposes of when determining that the lease should be classified as a capital lease in accordance with SFAS No. 13, paragraphs 7(c) and (d). Management concluded that the present value of the minimum lease payments, excluding any executory costs to be paid by the lessor, equals or exceeded 90% of the fair value of the leased property. We used our incremental borrowing rate of 12% to measure the present value of the minimum lease payments.

Management determined that the implicit rate in the lease computed by the lessor was 12%, consistent with our implicit borrowing rate. Accordingly, we used the implicit rate in the lease to measure the present value of the minimum lease payments.

The buildings under capital lease at the Barrie site cannot currently be used to carry out our proposed business without extensive renovation and construction activities. As such, management considers that the assets are not available for their intended use. Specifically, management expects to make substantial renovations to portions of the existing building to provide the space needed to construct an ethanol processing facility. The portion of the building that will eventually serve as the administrative offices requires extensive renovation in order to bring it up to standard for occupation. Management’s initial examination of the infrastructure items has indicated that substantial additional expenditures will be required to ensure that rail lines are serviceable, and in correct locations, and that the gas and water lines can be expanded to provide the required capacity for the plant operations. Before commencing demolition and construction activities, we will use the findings of the AKSC-EPC, with detailed recommendations on the usefulness of individual assets. We will write-off any portion of the buildings that will be demolished and will not capitalize costs to assets under capital leases beyond what is recoverable from operations. Depreciation of capital assets will commence once they are determined to be available for their intended use. The assets will be depreciated over the lesser of their useful life or the remaining lease term.

Stock-based compensation – Effective January 1, 2006, we adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized on a straight-line basis over the employee service period (usually the vesting period). That cost is measured based on the fair value of the equity or liability instruments issued using the Black-Scholes option pricing model.

DESCRIPTION OF BUSINESS

HISTORY

Northern Ethanol, Inc. (“we,” “us,” “our” or the “Company”) was incorporated as “Beaconsfield I, Inc.” in the State of Delaware on November 29, 2004 as a “blank check” company for the purpose of engaging in the potential future merger or acquisition of an unidentified target business.

On December 15, 2004, we issued 150,000 shares of our Common Stock for a total of $15 in cash. Additionally on that date, we issued 10,000,000 shares (pre-forward split) of our Common Stock, for a total of $50,000 in cash.

In April 2006 our then Board of Directors elected to change our business plan to the development and operation of ethanol plants in Canada, with the goal of becoming a leading, low cost supplier of ethanol to the Central Canada and Eastern United States fuel market.

In July 2006, we engaged in a forward split of our Common Stock whereby we issued ten (10) shares of our Common Stock for every one (1) share then issued and outstanding. All references in this Prospectus to our issued and outstanding Common Stock are provided on a post forward split basis, unless otherwise indicated. Also in July 2006, the holders of a majority of our then issued and outstanding Common Stock approved an amendment to our Certificate of Incorporation wherein we did change our name to “Northern Ethanol, Inc.” to better reflect our current business plan.

In conjunction with the adoption of this new business plan, we retained new management, including Mr. Gordon Laschinger, our Chief Executive Officer and President in April 2006. In July 2006, Mr. Steven Reader agreed to become our Chief Operating Officer. From inception we have been engaged in organizational efforts and obtaining initial financing.

In July 2006, we commenced a private offering of our Common Stock. This offering was successfully closed in September 2006. We sold an aggregate of 4,096,500 shares of our Common Stock to 48 “accredited investors” (as that term is defined in both the Canadian and U.S. securities laws) at a price of $1.00 per share and received aggregate net proceeds of $3,846,500 therefrom. Two of these investors are residents of the United States, with the balance residents of Canada. The proceeds derived from this offering are to be utilized to fund the planning efforts relating to development of two ethanol plants to be located in Ontario, Canada, as well as for working capital. We will require additional funds in order to implement our business plan described herein. See “RISK FACTORS.”

As of the date of this Prospectus, we have two wholly-owned subsidiaries, Northern Ethanol, LLC, a New York limited liability company (“NELLC”), and Northern Ethanol (Canada) Inc., a Canadian corporation, which has three wholly-owned subsidiaries, Northern Ethanol (Barrie) Inc., Northern Ethanol (Sarnia) Inc. and Northern Ethanol Investments Inc., (“NEI”) each of which is also a Canadian corporation. All references to our Company in this Prospectus include our subsidiaries, unless otherwise indicated. NELLC and NEI are currently dormant companies.

Our principal executive offices are located at 193 King Street East, Suite 300, Toronto, Ontario, M5A 1J5, Canada, telephone: (416) 366-5511.

We have begun to facilitate our entry into the business of manufacturing fuel ethanol for sale to oil refiners and other users. We have secured or are in the advanced stages of securing sites to build ethanol processing facilities at two locations in Ontario, Canada, for total planned production capacity of 216 million US gallons per annum. Each of these locations will be the site for a state-of-the-art corn based ethanol processing facility.

We are implementing a strategy to grow by:

•	Building state of the art processing plants;

•	Negotiating stable long term contracts with key suppliers;

•	Securing long term sales agreements;

•	Pursuing acquisitions of existing ethanol producers

•	Pursuing acquisitions and/or strategic alliances with ethanol technology companies

We are committed to investing in the latest technology to ensure that the processing costs are as low as possible, and the outputs are of the highest quality. The initial locations have been chosen due to proximity to supply of corn, natural gas, and water, and are well located for the transportation of inputs and products.

Effective July 24, 2006, we entered into a five-year Project Development Agreement (the “Delta-Barrie Agreement”) with Delta-T Corporation, Williamsburg, Virginia (“Delta”), wherein Delta shall provide us professional advice, business and technical information, design and engineering and related services in order to assist us in assembling all of the information, permits, agreements and resources necessary for construction of an ethanol plant having the capacity to produce 108 million gallons per year in Barrie, Ontario, Canada. We paid Delta the non-refundable sum of $100,000 in advance for all such services.

In September 2006, we entered into a similar five-year agreement with Delta relating to our proposed Sarnia ethanol plant (the “Delta-Sarnia Agreement”) and paid Delta an initial non-refundable amount of $70,000 for such services, with the balance of $30,000 due upon issuance of an air permit by the Province of Ontario. References to the Delta-Barrie Agreement and Delta-Sarnia Agreement are hereinafter jointly referred to as the “Delta Agreements,” unless otherwise indicated.

The Delta Agreements provide for Delta to assist us in the development and analysis of the operating costs, plant specifications, compliance with environmental issues, product marketing, industry economics, technical and other assistance. Delta’s sole remedy in the event that we breach the Delta Agreements is limited to the non-refundable fees of $100,000 paid under each of the agreements. The relationship between Delta and us is deemed exclusive during the five-year term of the Delta Agreements whereby we agreed to use our best efforts to enter into an EPC contract or a technology agreement with Delta at these locations and if we fail to do so, to give them a first right of refusal for 60 days to assume any agreements made with other ethanol plant technology vendors.

On December 12, 2006 we received a term sheet from Aker Kvaerner Songer Canada Ltd. (“AKSC”) for the development of an engineering, procurement and construction (“EPC”) contract for the Barrie site. As of the date hereof, we are reviewing this term sheet with WestLB to ensure that the proposed terms are consistent with the requirements included in the engagement letter and indicative term sheets with WestLB (described below). If we agree on the term sheet with AKSC, we expect to pay AKSC a non-refundable fee of $500,000 on signing the term sheet and $500,000 on receipt of the EPC contract price for our Barrie plant by March 2007. Providing the EPC contract price is acceptable, we expect to execute the EPC contract (“AKSC-EPC”) within 30 days and commence construction at the Barrie site immediately thereafter.

We also expect to enter into a similar term sheet with AKSC for the Sarnia location, to develop a full EPC contract price, to secure all the necessary financing and permits and to begin construction there by June 2007. AKSC is a multinational EPC firm with extensive experience erecting and constructing facilities in Canada. Delta’s primary role in the projects will be to provide the process technology and engineering, while AKSC will have the responsibility to erect the Delta process components as well as engineer, procure and construct the balance of plant equipment. Under the EPC contract, AKSC will be responsible for all labor supply and project completion risk (i.e. project completed on schedule, at the contract price, meeting design specifications). The EPC contract will be guaranteed by AKSC’s parent company, Aker Kvaerner ASA of Baerum, Norway, a leading global provider of engineering and construction services, technology products and integrated solutions with NOK14 billion in annual revenue. The Delta plant design that we have selected is based on plant designs and components currently being utilized by other Delta customers. Any differences in our plant designs from the standard Delta design will be to provide for higher reliability and performance. Not all current projects undertaken by Delta appear on their website due to client preferences with regards to confidentiality.

In August 2006, we retained the services of the engineering firm of Charles G. Turner & Associates for an initial term to December 31, 2006 to monitor the design, equipment selection, construction and commissioning phases of the projects on an hourly fee basis. As of the date of this Prospectus, this agreement is continuing on a month-to-month basis.

Also in August 2006, we contracted with Parrish & Heimbecker Ltd. (“P&H”) to provide corn procurement and co-product merchandizing services for our proposed Barrie and Sarnia ethanol plants upon the opening of such plants. P&H is a privately held grain merchant corporation which owns and operates grain elevators and has extensive domestic and international experience in international grain origination and co-product merchandizing. We engaged them to source all of the corn required for the operation of the Barrie and Sarnia ethanol facilities at competitive prices. We expect they will assist us in negotiations with major corn suppliers to guarantee supply and price by committing to long-term purchase agreements or opportunistic purchases on the spot market when this can be done at favorable rates. We will pay P&H C$1.00 per metric ton of corn procured for our Barrie and Sarnia operations. P&H will manage the sale of our dried distiller grain by-product. We will pay P&H C$1.00 per metric ton of DDGS sold for marketing the sale of our product.

We are currently in the process of finalizing contracts covering the Barrie and Sarnia facilities with ECO Energy Inc., a privately held Tennessee corporation that provides ethanol marketing capability across North America (“ECO”). ECO is a fully integrated marketing company supported by an experienced sales force, a knowledgeable logistics and scheduling department, customer service, and an online computer system that we will be able to access to streamline all necessary correspondence for daily shipments and transportation transactions. We expect to engage this marketing company to handle the sales and transportation logistics of our ethanol production.

In addition, we will also sell a portion of the CO2 co-produced, with the balance either vented, or recovered for disposal.

The two facilities currently envisaged for Ontario are expected to be built over the next two years.

Utilizing state of the art production technology, we intend to maintain a competitive lead through internal development, synergistic joint ventures, technology licensing and acquisitions. Initially using corn as a feedstock, we are also developing a roadmap to integrate cellulosic ethanol production to ensure that it remains an efficient and low cost producer of fuel ethanol well into the future.

We will be engaged in the business of producing ethanol in Ontario and selling it in Central Canada and the Eastern United States. While no assurances can be provided, we anticipate that the long-term growth in demand for ethanol will ensure a strong market for all of the output of our facilities.

Sarnia, Ontario, Canada

We have executed a non-binding Letter of Intent to acquire a 99 year lease on an industrial site in Sarnia, Canada to host a 108 million gallon ethanol production facility. The site comprises approximately 30 acres and is part of an existing site of a multinational chemical company. We also expect to enter into an agreement with a local provider of steam for use in the production of ethanol at this site on terms that are expected to be materially favorable compared to the costs of generating the steam from our own equipment. The site is located on a major rail line, has access to a waterway dock, has excellent highway access and is fully zoned and serviced with existing utility connections. From this location, we believe we will be in a strong position to serve the ethanol markets of Michigan, Ontario, Ohio, New York and other Northeastern U.S. metro areas.

Barrie, Ontario, Canada

We have executed a 25 year lease, with two ten-year renewal options, on a 35 acre site located in Barrie, Canada. This location is a former beer brewery operated by Molson Canada that was decommissioned in 2000. The Barrie location is well suited for ethanol production due to its close proximity to Toronto’s gasoline markets, has excellent rail and road transportation access, is within close driving distance of a Great Lakes terminal and has readily available water, electricity and natural gas. The lease allows us to utilize all existing site infrastructure and to demolish or modify existing structures to optimize plant operations.

Each of these locations will be the site for a state-of-the-art ethanol processing facility, using corn as the feedstock. We will begin construction at each location as soon as we are able to secure all the necessary financing to complete construction of each facility. We expect this financing to take the form of both debt and equity. However, it is our intention to use leverage to the greatest extent feasible as is typical with larger energy infrastructure projects.

Effective December 13, 2006, we executed an engagement letter and indicative term sheets with West LB AG (“WestLB”) whereby WestLB has conditionally agreed to provide 75% of the financing (approximately $280 million) for the construction of our Barrie and Sarnia facilities, on a “best efforts” basis. Among other things, the provision of 75% financing in accordance with the terms of the engagement letter and indicative term sheets is conditional on our obtaining subordinate debt or equity investment for the remaining 25% of construction costs. The WestLB indicative term sheets offer first priority senior secured construction and term financing for up to 60% of the total capital requirements of plant construction and for working capital for a total term of up to 7.5 years and subordinated secured construction and term financing for up to 15% of the total capital requirements of plant construction for a total term of up to eight years. Following conversion of the senior construction loan to a senior term loan, the loan amount is to be repaid in equal quarterly installments over six years. Surplus cash as defined by debt service covenant is to be swept to accelerate the repayment of the senior term loan and to repay the subordinated term loan. We paid a non-refundable retainer deposit of $200,000 to WestLB on execution of the engagement letter and indicative term sheets. In the event that we chose to terminate the WestLB engagement and we enter into a similar debt financing with another lender within 12 months of terminating WestLB, we will pay WestLB a termination fee of $5,000,000 if termination occurs within 60 days from December 13, 2006, and $10,000,000 thereafter. If the financing contemplated in the engagement letter and indicative term sheets is finalized with WestLB, we will pay to WestLB a structuring and arrangement fee of the greater of $5,000,000 or 2% of the principal amount of the senior financing and $5,000,000 or 2% of the principal amount of the subordinated financing. In addition, we will pay a fee to market the senior and subordinate loans of 1% of the principal amount of each. The interest rate on the senior financing will be at LIBOR plus an anticipated spread of 325 to 350 basis points. Until the senior loan has been fully drawn, we shall pay a commitment fee of 0.50% on the undrawn portion. The interest rate on the subordinate financing will be at LIBOR plus an anticipated spread of 1000 basis points. As the subordinate financing will be fully drawn on closing there will be no commitment fees applicable on that facility. We expect other covenants, representations and warranties will form part of the final documentation on closing of the loan agreement. We have had discussions with investment bankers, financial institutions and private investors about obtaining this 25% subordinate debt or equity investment but as of the date of this Prospectus we have received no binding commitments. We may not be able to obtain sufficient funding from one or more investors or other financial institutions, or if such funding is obtained, that it will be on terms that we have anticipated or that are otherwise acceptable to us. If we are unable to secure adequate financing, or financing on acceptable terms is unavailable for any reason, we may be forced to abandon our construction of one or more, or even all, of our planned ethanol production facilities. We have not finalized the balance of the required financing and there are no assurances that we will obtain this financing. Failure to obtain the necessary financing will have a significant negative impact on our proposed operations. See “RISK FACTORS.”

Upon our successful construction of multiple manufacturing facilities in Canada, we expect to realize significant cost savings in raw materials purchasing, transportation, engineering and operations that will provide a profitability advantage vis-à-vis other smaller and single-site ethanol producers because of the opportunity to centralize key functions including risk management, procurement and executive management. Also we expect that these multiple sites will provide us with greater influence in plant design and new technologies, as well as access to capital markets. However, there can be no assurances that our expectations will be met and we will, in fact, realize these benefits.

The manner in which we will develop future sites beyond the initial aforementioned locations will depend upon the nature of the opportunity, the respective needs of the parties involved, and our then corporate objectives. We have set up a separate wholly-owned subsidiary to own each ethanol plant. We may purchase ethanol producing facilities outright, acquire an ownership interest in companies controlling existing ethanol producing facilities, issue shares in a subsidiary company that controls the site to outside parties who control ethanol producing facilities, or some other unidentified transactional structure.

We are also actively exploring opportunities to make strategic acquisitions of existing or pending ethanol production facilities where our management determines that the acquisition represents an opportunity to accelerate our expansion goals. While no agreements have been reached, it is likely that we will finance our participation in a business opportunity through the issuance of Common Stock or other securities and through the issuance of senior debt secured against the assets of each operating location.

In the case of an acquisition, the transaction may be accomplished upon the sole determination of management without any vote or approval by stockholders. In the case of a statutory merger or consolidation directly involving us, it will likely be necessary to obtain the approval of the holders of a majority of the outstanding shares. The necessity to obtain such stockholder approval may result in delay and additional expense in the consummation of any proposed transaction and will also give rise to certain appraisal rights to dissenting stockholders. Most likely, management will seek to structure any such transaction so that we will not require stockholder approval.

We are continuously evaluating new technologies for reduced costs, greater manufacturing yields and improved energy balance. We are evaluating new technologies enabling the conversion of cellulose, predominantly from wood waste and agricultural waste, into ethanol that would reduce or eliminate our dependency on corn as a primary feedstock and help ensure a low cost production structure in the long-term. We regularly review and analyze developments and investment opportunities in cellulosic technology.

SALES AND MARKETING

Ethanol

According to the Renewable Fuels Association (www.ethanolRFA.org/industry/statistics/), between 90% and 95% of the ethanol in the U.S. is sold pursuant to six to twelve month contracts, negotiated between the ethanol producer and the oil refiner or gasoline blender. As such, we believe that we will not be able to rely on long-term (over one year) contracts for the sale of our product. Entering in to a long-term contract would require us to give the buyer a significant discount to current market prices. We believe that if and when we commence operations, it will be more profitable for us to sell into the spot market and through a mixture of short-term (less than one year) contracts. The Chicago Board of Trade launched an ethanol futures contract in March 2005. As of the date of this Prospectus, there has been limited trading activity in ethanol futures.

We are currently in the process of finalizing contracts covering the Barrie and Sarnia facilities with ECO Energy Inc., a privately held Tennessee corporation that provides ethanol marketing capability across North America (“ECO”). ECO is a fully-integrated marketing company supported by an experienced sales force, a knowledgeable logistics and scheduling department, customer service, and an online computer system that we will be able to access to streamline all necessary correspondence for daily shipments and transportation transactions. We expect to engage this marketing company to handle the sales and transportation logistics of all our ethanol production. The selling price under these non-exclusive ECO agreements is expected to be relative to the local fuel wholesale (rack) unleaded gasoline daily spot market. By selling on a non-exclusive basis, we expect to benefit from being able to sell into the market with the highest spot price at the time. Currently, forward contracting of ethanol sales is not a well-developed market.

Dried Distillers Grains and Solubles (DDGS)

According to the “Renewable Fuels Association: Ethanol Industry Outlook 2006”, the volume of North American DDGS output has tripled since 2001 to 9 million metric tons in 2005 with the growth in ethanol production. Data received from Agri-Link and Farm Market News at the University of Guelph, Ontario, shows that the price of DDGS per metric ton in the Southern Ontario market since 2001 have ranged from a high of $169 in January 2004 to a low of $77 in September 2006. As at November 30, 2006, the price was $122 per metric ton in the Southern Ontario market.

DDGS are a protein ingredient in animal feed and as such, DDGS prices track very closely to the price of soybean meal, which is the most widely used protein source in livestock feed. Our biggest competition in this market comes from other nearby ethanol plants, as we hope to sell a portion of our DDGS in the local feed market. We plan on selling the balance of our DDGS to developed feed markets in the United States and Europe. It is expected that the price of DDGS will fluctuate relative to the market price of soybean meal, which is an actively traded commodity.

We have entered into a non-exclusive merchandizing agreement with Parrish & Heimbecker for all of our anticipated production volume for at least three (3) years. The selling price under this agreement is expected to be at the local and international spot market. By entering in to a non-exclusive agreement for the sale of DDGS, we will benefit from being able to sell into the market with the highest price at the time. In addition, this will allow us to sell to markets in both North America and Europe, depending on which is more profitable at the time of sale. We will pay Parrish & Heimbecker C$1.00 per metric ton of DDGS sold for marketing the sale of our product.

Carbon Dioxide (CO2)

We have entered into discussions with major local users of CO2 for the sale of our CO2 by-product. Carbon dioxide is sold principally to the food and beverages markets, and also to the industrial market. The CO2 market is very concentrated, with a large share of the supply coming from a few large players. To effectively compete in the CO2 market, producers must be located within a reasonable distance of the end user because transportation costs usually represent about 50% of the delivered price of CO2. The selling price under these agreements is expected to be at the local spot market. We expect a portion of the CO2 production to be sold, with the balance either vented, or recovered for disposal.

INDUSTRY OVERVIEW

In 1908, Henry Ford commenced building the Model T and it had the ability to run on ethanol as well as gasoline. He had a vision of affordable fuel for North American drivers, which was to be produced by farmers and therefore would be a shot in the arm to rural economies.

Ethanol cuts the emissions of unburned hydrocarbons and carbon monoxide. There is a net reduction in harmful ozone forming emissions and greenhouse gases with the use of ethanol blended gasoline since growing corn removes carbon dioxide from the air and in the manufacturing process, carbon dioxide is extracted and commercially utilized. Ethanol use is approved by all vehicle manufacturers and is used across Canada and the United States.

Producing ethanol increases the supply of high protein animal feed ingredients through the distillation process; this creates new agricultural business opportunities centered on the plant, and helps offset imports of soybean meal and other animal feeds.

Fuel ethanol benefits the economy as well as the environment. Production of fuel ethanol in Canada (and around the world) has produced a new market for agricultural products, improving financial stability and security for farmers, in addition to direct and indirect employment opportunities from farming to transportation and manufacturing.

Brazil is a world leader in the use of fuel ethanol with nearly half of its cars operating on pure ethanol. In response to the oil crisis of the mid 1970’s, the Brazilian government in cooperation with private industry created a national program to produce alcohol from sugar cane and to build ethanol compatible engines.

Today, many countries around the world are testing oxygenated and (near 100%) alcohol fuels. In some parts of the U.S., projects are underway to test the viability of replacing diesel fuel with ethanol.

North American governments have been engaged in creating programs to encourage the use of ethanol to reduce dependence on oil, to achieve higher environmental standards and to stimulate rural economies and as a result, ethanol production has been growing steadily in recent years. The health of the ethanol industry remains closely tied to government programs that provide tax incentives, tariff exemptions and regulatory mandates that favour ethanol’s use as a fuel additive.

Effective January 1, 2007, the Ontario Government has mandated a minimum average of 5% ethanol in gasoline as a way to support agriculture, improve air quality, and reduce dependence on petroleum. The Government of Canada is also considering legislation that would mandate the use of 5% renewal fuels such as ethanol nationally by 2010 through the Clean Air Act tabled in the House of Commons in October 2006.

As illustrated in the following chart, ethanol fuel consumption in Canada grew substantially from approximately 50 million litres (13 million gallons) in 1997 to approximately 275 million litres (72 million gallons) in 2003. According to BBI International Media, as of November 2006, ethanol production capacity in Canada was approximately 162 million gallons, of which 108 million gallons was located in Ontario (http://www.ethanolproducer.com/plant-list.jsp?view=&country=Canada). The following chart shows publicly available data on Canadian ethanol production and consumption from 1996 to 2003.

(1)	Economic, Financial, Social Analysis and Public Policies for Fuel Ethanol - Phase 1; Natural Resources Canada, November 2004 (http://www.greenfuels.org/ethanol/pdf/OConnor-Report-Ethanol-2004.pdf)

According to Statistics Canada (http://www.statcan.ca/Daily/English/060608/d060608e.htm), gasoline consumption in Canada in 2005 was 39.8 billion litres (10.5 billion gallons), of which 15.6 billion litres (4 billion gallons) was consumed in Ontario. Based on this, management estimates that ethanol demand in Ontario will reach approximately 780 million litres (200 million gallons) in 2007 due to the requirements of a 5% average Ontario ethanol blend. We believe that this will lead to an excess of demand over domestic supply in Ontario in 2007.

According to the Renewable Fuels Association (“RFA”) (http://www.ethanolrfa.org/industry/statistics/), the United States ethanol industry has experienced significant production growth in recent years from 1.3 billion gallons produced in 1996 to 3.9 billion gallons in 2005. Total U.S. demand for ethanol in 2005 was approximately 4.1 billion gallons. The following chart has been developed by the Company from data obtained from the RFA and illustrates the growth in U.S. ethanol production from 1996 to 2005. US ethanol consumption data was only available from 2002 onward.

                                                                     U.S. Ethanol Production and Consumption

Ethanol is typically blended at 5% to 10% by volume in the United States, but is also blended at up to 85% (known as E-85) by volume for vehicles designed to operate on 85% ethanol. Compared to gasoline, ethanol is generally considered to be less expensive and cleaner burning. Ethanol is widely marketed across the United States as a high quality octane enhancer and oxygenate capable of reducing air pollution and improving automobile performance. In spark ignition engines, ethanol emits significantly less carbon monoxide and air toxic pollution than gasoline therefore reducing the amount of harmful emissions released into the atmosphere. We anticipate that the increasing demand for transportation fuels coupled with limited opportunities for gasoline refinery expansions and the growing importance of reducing CO2 emissions through the use of renewable fuels will generate additional growth in the ethanol market.

Regulation of the ethanol industry in Canada is not materially different from that of the United States. Similar to the Renewable Fuels Standard in the U.S., the Government of Canada is currently considering legislation that would mandate an average national 5% renewable fuels blend in gasoline. If this legislation occurs, it would create a substantially larger market than at present for fuel ethanol in Canada since ethanol is the primary renewal fuel option available. Canadian taxation law currently provides for a $0.10 per litre excise tax exemption on the ethanol portion of ethanol blended gasoline. The Canadian Grain Commission does not require Canadian ethanol plants to be licensed grain elevators, however, does monitor port activities. In the case of the Company’s Sarnia operations, the Canadian Grain Commission will require the Company to provide information on its activities relating to vessel grain offloading. Additionally the Canadian Wheat Board has no jurisdiction over Canadian corn based ethanol producers. Under the North American Free Trade Agreement (NAFTA), ethanol produced in Canada is allowed to enter the U.S. duty-free. The same is true for ethanol produced in the U.S. entering Canada. In Canada, ethanol may also be sold inter-provincially without duties or other restrictions. According to the Canadian Renewable Fuels Association there are no restrictions on Canadian ethanol entering Europe.

The fuel ethanol business benefits significantly from tax incentive policies and environmental regulations that favor the use of ethanol in motor fuel blends in the United States. Currently, a gasoline marketer that sells gasoline without ethanol must pay a federal tax of $0.18 per gallon compared to $0.13 per gallon for gasoline that is blended with 10% ethanol. Smaller credits are available for gasoline blended with lesser percentages of ethanol. The repeal or substantial modification of excise tax exemptions for ethanol-blended gasoline or, to a lesser extent, other federal, state or provincial policies and regulations that encourage the use of ethanol could have a detrimental effect on the ethanol production and marketing industry and materially and adversely affect our sales and profitability.

In August 2005, President George W. Bush signed into the law the Renewable Fuels Standard that mandated the use of 4.0 billion gallons of renewable fuels by oil refiners in 2006, increasing to 7.5 billion gallons in 2012. The vast majority of this renewable fuel will be ethanol.

Gasoline is oxygenated because the oxygen makes gasoline burn cleaner thereby reducing ozone forming compounds and carbon monoxide.

The U.S. Clean Air Act Amendments of 1990 (“CAAA90”) established special standards effective January 1, 1995, for the most polluted ozone non-attainment areas: Los Angeles Basin, Baltimore, Chicago Area, Houston Area, Milwaukee Area, New York-New Jersey, Hartford Region, Philadelphia Area and San Diego, with provisions to add other areas in the future if conditions warrant. California’s Central Valley was added in 2002. At the outset of the program there were a total of 96 Metropolitan and Micropolitan Statistical Areas (“MSAs”) not in compliance with clean air standards for ozone, which currently represents approximately 60% of the national market.

The legislation requires a minimum of 2.0% oxygen by weight in reformulated gasoline as a means of reducing carbon monoxide pollution and replacing octane lost by reducing aromatics that are high-octane portions of refined oil. The Reformulated Gasoline Program (“RFG”) also includes a provision that allows individual states to “opt into” the federal program by request of the governor, to adopt standards promulgated by California that are stricter than federal standards, or to offer alternative programs designed to reduce ozone levels. Nearly the entire Northeast and middle Atlantic areas from Washington, D.C. to Boston not under the federal mandate have “opted into” the federal standards.

The two available oxygenates to meet both oxy-fuel and RFG requirements have been MTBE (methyl tertiary butyl ether) and ethanol. MTBE is an ether made from methanol produced from natural gas and, until recently, has been the most widely used oxygenate to meet CAAA90 requirements.

Because of its favorable handling qualities and the fact that it is a petroleum product, MTBE has been the preferred oxygenate for the petroleum industry. However, MTBE has shown significant adverse environmental and health safety characteristics that have led to the decision by several key States to ban its use. Specifically, MTBE is highly persistent (i.e. it has a very long half-life) and has been identified as a potential carcinogen. MTBE has been detected in drinking water supplies in almost all areas where it is used. Reflecting these issues, California, New York, Connecticut, New Jersey and more than twenty other States have banned the use of MTBE.

COMPETITION

The ethanol production industry is becoming increasingly competitive. We believe that our ability to successfully compete depends on many factors including but not limited to the economics of feedstock supply, proximity to major customers and extent of transportation infrastructure. Organizations that we deem our principal competition are currently producing ethanol or are currently constructing ethanol production capacity on a significant scale within our local target markets of Ontario, New York, Michigan and Ohio.

We believe our principal competition in these markets is as follows:

		Millions of Gallons
Company	Plant Location	Existing Production Capacity	Capacity Under Construction

ASAlliances Biofuels	Ohio		100
Global Ethanol	Michigan		57
GreenField Ethanol*	Ontario	49
GreenField Ethanol*	Ontario	7
GreenField Ethanol*	Ontario		53
Michigan Ethanol	Michigan	50
Northeast Biofuels	New York		114
Summit Ethanol	Ohio		60
Suncor Energy	Ontario	53
The Andersons Albion Ethanol	Michigan	55
US BioEnergy	Michigan	45
Total		259	384

*Formerly Commercial Alcohols

Sources:         http://www.ethanolproducer.com/plant-list.jsp?view=&country=Canada,http://www.ethanolrfa.org/industry/locations/

Our most significant competitor is expected to be GreenField Ethanol. It has current production and capacity under construction of 109 million gallons in Ontario, or 28% of the total capacity in the above table. If we are successful in constructing our two initial production facilities in Ontario, we expect to compete directly with GreenField Ethanol for the sale of our ethanol and co-products in Ontario. Even though Suncor Energy also has ethanol production in Ontario, we expect that we will not compete directly with them, as we believe they are currently producing ethanol primarily for distribution to their own network of retail gasoline stations.

There can be no assurances that we will be successful in developing our proposed ethanol plants, or if so developed, that we will become a competitive force in the industry.

GOVERNMENT REGULATIONS

Our existing and proposed business operations are subject to extensive and frequently changing federal, state, provincial and local laws and regulations relating to the protection of the environment. These laws, the underlying regulatory requirements and the enforcement thereof, some of which are described below, impact, or may impact, our proposed business operations by imposing:

•	Restrictions on our existing and proposed business operations and/or the need to install enhanced or additional controls;

•	The need to obtain and comply with permits and authorizations;

•

Liability for exceeding applicable permit limits or legal requirements in certain cases for the remediation of contaminated soil and groundwater at our facilities, contiguous and adjacent properties and other properties owned and/or operated by third parties; and

•	Specifications for the ethanol we market and plan to produce.

In addition, some of the governmental regulations to which we are subject are helpful to our ethanol marketing business and proposed ethanol production business. The ethanol fuel industry is greatly dependent upon tax policies and environmental regulations that favor the use of ethanol in motor fuel blends in North America. Some of the governmental regulations applicable to our ethanol marketing business and proposed ethanol production business are briefly described below.

Ontario Renewable Fuels Standard

In November 2005, the Ontario Government enacted legislation known as the Renewable Fuel Standard (“RFS”) which mandates a 5% ethanol blend in all gasoline sold in the province after January 1, 2007. The RFS is a flexible, market orientated means of achieving increased ethanol content in the Ontario gasoline pool. The RFS will increase the demand for fuel ethanol in Ontario to approximately 700 million liters per year.

U.S. Federal Excise Tax Exemption

In the U.S., ethanol blends have been either wholly or partially exempt from the federal excise tax (“FET”) on gasoline since 1978. The exemption has ranged from $0.04 to $0.06 per gallon of gasoline during that 25-year period. Current law provides a $0.051 per gallon exemption from the $0.183 per gallon FET on gasoline if the taxable product is blended in a mixture containing at least 10% ethanol. The FET exemption was revised and its expiration date was extended for the sixth time since its inception as part of the Jumpstart Our Business Strength (“JOBS”) Act enacted in October 2004. The new expiration date of the FET exemption is December 31, 2010. We believe that it is highly likely that this tax incentive will be extended beyond 2010 if Congress deems it necessary for the continued growth and prosperity of the ethanol industry.

Clean Air Act Amendments of 1990 (“CAAA90”)

In November 1990, a comprehensive amendment to the Clean Air Act of 1977 established a series of requirements and restrictions for gasoline content designed to reduce air pollution in identified problem areas of the United States. The two principal components affecting motor fuel content are the Oxygenated Fuels Program, which is administered by states under federal guidelines and a federally supervised RFG.

Oxygenated Fuels Program

Federal law requires the sale of oxygenated fuels in certain carbon monoxide non-attainment Metropolitan and Micropolitan Statistical Areas (“MSA”) during at least four winter months, typically November through February. An MSA as defined by the U.S. Office of Management and Budget: 1) a county or group of contiguous counties that contains at least one city of 50,000 inhabitants or more, or 2) an urbanized area of at least 50,000 inhabitants and a total MSA population of at least 100,000 inhabitants (75,000 in New England). Contiguous counties are included in an MSA if, according to certain criteria, they are essentially metropolitan in character and are socially and economically integrated with the central city or cities. In New England, MSAs consist of towns and cities rather than counties). Additionally any MSA not in compliance for a period of two consecutive years in subsequent years may also be included in the program. The EPA Administrator is afforded flexibility in requiring a shorter or longer period of use depending upon available supplies of oxygenated fuels or the level of non-attainment.

Reformulated Gasoline Program (“RFG”)

The CAAA090 established special standards effective January 1, 1995 for the most polluted ozone non-attainment areas: Los Angeles Basin, Baltimore, Chicago Area, Houston Area, Milwaukee Area, New York-New Jersey, Hartford Region, Philadelphia Area and San Diego, with provisions to add other areas in the future if conditions warrant. California’s Central Valley was added in 2002. At the outset of the program there were a total of 96 MSAs not in compliance with clean air standards for ozone, which currently represents approximately 60% of the national market.

The legislation requires a minimum of 2.0% oxygen by weight in reformulated gasoline as a means of reducing carbon monoxide pollution and replacing octane lost by reducing aromatics that are high-octane portions of refined oil. The RFG also includes a provision that allows individual states to “opt into” the federal program by request of the governor, to adopt standards promulgated by California that are stricter than federal standards, or to offer alternative programs designed to reduce ozone levels. Nearly the entire Northeast and middle Atlantic areas from Washington, D.C. to Boston not under the federal mandate have “opted into” the federal standards.

National Energy Bill Legislation

A national Energy Bill was signed into law in August 2005 by President Bush. The Energy Bill substitutes the existing oxygenation program in the RFG with a national “renewable fuels standard.” The standard sets a minimum amount of renewable fuels that must be used by fuel refiners. Beginning in 2006, the minimum amount of renewable fuels that must be used by fuel refiners is 4.0 billion gallons, which increases progressively to 7.5 billion gallons by 2012.

Additional Environmental Regulations

In addition to the governmental regulations applicable to the ethanol marketing and production industries described above, our business is subject to additional federal, state, provincial and local environmental regulations, including regulations established by the EPA, the California Air Quality Management District, the San Joaquin Valley Air Pollution Control District and the California Air Resources Board, or CARB. We cannot predict the manner or extent to which these regulations will harm or help our business or the ethanol production and marketing industry in general.

EMPLOYEES

As of the date of this Prospectus, we employ seven persons, including three members of management, two in administration and two in operations. Upon the development of our proposed ethanol plants, we anticipate that the number of persons we employ will increase significantly, specifically in the areas of plant operations. We expect to recruit additional employees of high skill, and our success will depend in part upon our ability to retain such employees and attract new qualified employees who are in great demand. None of our employees are members of a union. We consider our employee labor relations to be good.

PROPERTY

Our headquarters are located at 193 King St. East, Suite 300, Toronto, Ontario, Canada M5A 1J5. This space consists of approximately 7,200 square feet of office space and is leased through April 2011, at a monthly rental rate of C$15,000. Our aggregate lease commitments for our principal office space for the current year ended December 31, 2006 are $80,631 (C$90,000) and for the next five fiscal years are $161,261 (C$180,000) per annum. We believe that this location will meet our requirements for the foreseeable future.

We have also acquired a 25-year lease with two ten-year renewal options on real property located in Barrie, Ontario, consisting of buildings of approximately 350,000 square feet and a total land area of 35 acres, on which we expect to construct our first ethanol production facility. This lease requires a monthly base rental payment of C$189,167. Our aggregate lease commitments for our Barrie plant for the current year ended December 31, 2006 are $338,948 (C$378,334) and for the next five fiscal years are $2,033,686 (C$2,270,000) per annum. We believe our leases are on terms competitive with similar locations in the respective areas.

We are in the final stage of negotiations to execute a 99 year lease for real property located in Sarnia, consisting of approximately 30 acres on which we intend to construct another ethanol production facility.

LEGAL PROCEEDINGS

We are not a party to, nor are we aware of any pending legal proceeding. Management believes there is no litigation threatened in which we face potential loss or exposure or which will materially affect shareholders’ equity or our business or financial condition upon completion of this offering.

MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY PERSONNEL

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position

Gordon Laschinger	59	Chief Executive Officer, President and

Chairman of the Board

Andrew I. Telsey	53	Corporate Secretary and Director

Andrew M. Gertler	46	Director

Robert Richards	55	Director

Paul T. Durst	54	Director

Frank F. Klees	55	Director

Richard Smith	47	Chief Financial Officer

Steven Reader	50	Chief Operating Officer, Vice President –

Development

Our Certificate of Incorporation and Bylaws provide that the number of members of our Board of Directors shall be established from time to time by our Board of Directors. As of the date of this Prospectus, we have six (6) members of our Board. Directors are elected by the shareholders at the annual meeting and serve until their successors are duly elected and qualified. Directors are elected for a term of one (1) year. All our officers serve at the discretion of our Board of Directors.

The following is a biographical summary of the business experience of our directors and executive officers:

Gordon Laschinger assumed his position as our CEO and President in April 2006. He was named Chairman of our Board of Directors in June 2006. In addition to his position with us, since May 2006 he has also been CEO and President of Northern Granite Energy, Inc., a developmental stage company that intends to engage in the oil and gas business. Prior to his assuming his positions with us, from July 1997 through February 2006, he was Vice President – Investments of J.J. Barnicke Limited, Toronto, Canada, a licensed real estate brokerage firm. Mr. Laschinger is also Chairman of William Osler Health Centre, the largest community hospital in Ontario, Canada. He devotes a substantial portion of his time to our affairs.

Andrew I. Telsey was appointed as our Corporate Secretary and a Director in September 2006. Since 1984 Mr. Telsey has been President and sole shareholder of Andrew I. Telsey, P.C., Englewood, Colorado, a law firm emphasizing securities law, business transactions, mergers and acquisitions and general corporate matters. This firm is also our securities and corporate counsel. Mr. Telsey received a Juris Doctor degree from Syracuse University College of Law in 1979 and a Bachelor of Arts degree from Ithaca College in 1975. He intends to devote only such time as necessary to our business, which is not expected to exceed 20 hours per month.

Andrew M. Gertler has been a Director of our Company since November 2004. From November 2004 through June 2006, he was our Chairman of the Board. From November 2004 through April 2006, he was our President and Chief Executive Officer. In addition to his positions with us, since July 2006 Mr. Gertler has been a principal of Lester Asset Management, Inc., Montreal, Quebec, a discretionary money management and advisory firm where he engaged in portfolio management, merger and acquisition activities, corporate reorganization and private equity investments. In addition, since August 2004, he has been the Chairman of the Board of Neutron Enterprises, Inc., a public media company. He also has been a Director of Avicena Group, Inc. since February 2005. Prior, from April 2001 through April 2004, he was the Managing Director of Gestion Jean-Paul Auclair Inc., a privately held money management company. Mr. Gertler obtained an MBA degree from the University of Western Ontario in 1984 and a Bachelor of Commerce degree in finance from McGill University in 1982. He devotes only such time as necessary to our business.

Paul T. Durst assumed his position as a Director of our Company in September 2006. In addition, he has been the Controller and Chief Financial Officer of Schickedanz Bros. Limited, Ontario, Canada since November 2000. This company is a developer of real estate as well as a property manager, with assets in excess of $250 million. Mr. Durst has over 24 years of experience in finance and administration. He has been a Certified General Accountant since 1982. He devotes only such time as necessary to our business.

Frank F. Klees assumed his position as a Director of our Company in September 2006. In addition, he has been President of Klees & Associates, Ltd, Ontario, Canada, since January 1982, a company engaged in financial services consulting. In addition to insurance and employee benefit services, this company also provides contract negotiation and agency services for professional athletes in the Canadian and National Football Leagues. Also, since July 1995, Mr. Klees has been a sitting Member of the Provincial Parliament Legislative Assembly in Ontario and has held numerous government positions, including a member of the Cabinet in 1999, Ontario’s Tourism Minister and Minister of Transportation. Mr. Klees also currently sits as a member of the Board of Directors for numerous private and public companies, including Roxul, Inc. and Tribute Resources, Inc. He obtained a Theology diploma from Toronto Baptist Seminary in 1973. Mr. Klees also acts as a consultant to our company and devotes approximately 5% of his time to our business affairs.

Robert Richards assumed his position as a Director of our Company in September 2006. In addition, he has been the President and CEO of the William Osler Health Centre, Brampton, Ontario, since March 2005. Prior, from March 2004 through March 2005, he was retired. From 1998 through March 2004, he was the President and CEO of the Municipal Property Assessment Corporation, Pickering, Ontario. He received a Master of Business

Administration degree in 1982 from York University, Toronto, and a Bachelor of Arts degree from the University of Windsor, with a combined mathematics and economics major, in 1972. He devotes only such time as necessary to our business.

Richard Smith became our Chief Financial Officer in November 2006. From June 2006 through October 2006, he was an independent consultant. His most significant client during this period was Monterra Lumber Mills Limited, Bolton, Ontario, Canada, a private company engaged in the manufacturing of softwood lumber products. From March 2003 through May 2006, Mr. Smith was the Chief Financial Officer for AMJ Campbell, Inc., Mississauga, Ontario, Canada, a private company engaged in moving and storage. From November 2001 through February 2003, Mr. Smith was an independent consultant with his most significant client being SMTC Corporation, Markham, Ontario, Canada, a NASDAQ and TSX listed company engaged in electronics manufacturing services. From August 1998 through October 2001, Mr. Smith was the Chief Financial Officer of SMTC Corporation. Mr. Smith received a Bachelor of Commerce degree from the University of Toronto in 1982 and became a Chartered Accountant by obtaining his certification from the Ontario Institute of Chartered Accountants in 1985. He shall devote substantially all of his time to our business affairs.

Steven Reader assumed his position as our Chief Operating Officer and Vice President – Development in July 2006. Prior to his assuming his positions with our Company, from 1992 through July 2006, Mr. Reader was the President of Chartwell Energy, Toronto, Canada, an energy company with operations throughout North America. He also spent a total of eleven years as a contractor for DTE Energy Services, Ann Arbor, Michigan, and TransCanada Pipelines, Toronto, Canada, where he was involved in power development for Canada and the U.S. He devotes substantially all of his business time to our operations.

Key Employee

Gordon Langille assumed his position as our Director of Project Management & Operations in April 2006. From March 2005 through March 2006, he was an independent consultant. His most significant client during this period was Epcor Utilities Inc., Edmonton, Alberta, Canada, a TSX listed company engaged in the supply of energy and water services. Prior to March 2005, Mr. Langille was employed by TransCanada Pipelines Limited in various positions over 37 years, most recently as Director of Commercial Operations. Mr. Langille has extensive experience in planning, constructing and operating TransCanada’s power plants at a variety of locations in Canada.

BOARD COMMITTEES

Our Board of Directors currently has a Compensation Committee, a Corporate Governance Committee and a Nominating Committee. As of the date of this Prospectus the Audit Committee is composed of Messrs. Gertler, Durst and Richards. The function of the Audit Committee is to review our internal controls, our financial reporting and the scope and results of the audit engagement. It meets with appropriate financial personnel and independent public accountants in connection with these reviews. The Committee also recommends to the Board the appointment of the independent public accountants, who have access to the Committee at any time.

The Compensation Committee consists of Messrs. Richards, Durst and Gertler. This Committee makes periodic reviews of executive compensation plans, policies, programs and benefit plans and to make recommendations as to compensation for our executive officers.

The Corporate Governance Committee consists of Messrs. Klees, Gertler and Laschinger. This Committee develops and recommends to our Board of Directors the governance principles applicable to us, makes periodic reviews of our governance standards, and ensures that we comply with all legal, regulatory and ethical controls and standards in our corporate direction, structure, performance and relationships.

The Nominating Committee consists of Messrs. Klees, Durst and Laschinger. This Committee assists the Board of Directors in identifying prospective director nominees and approves director nominees for the next annual meeting of stockholders

FAMILY RELATIONSHIPS

There is no family relationship between any of our directors or executive officers. The son of our CEO, Fraser Laschinger is employed by us as our Director of Business Development. Fraser Laschinger is a graduate of the Richard Ivey School of Business at the University of Western Ontario.

EXECUTIVE COMPENSATION

REMUNERATION

During our fiscal years ended December 31, 2005 and 2004, no executive officer or any other employee received any compensation.

COMPENSATION OF DIRECTORS

In September 2006, our Board of Directors adopted a policy whereby a non-salaried Director shall be paid the following compensation for their services while acting in the capacity of a Director: (i) an annual sum of Ten Thousand (C$10,000) Dollars, payable in quarterly installments, (ii) the sum of Five Hundred (C$500) Dollars for attendance at or participation in each meeting of the Board of Directors; (iii) out-of-pocket expenses incurred by such Director for attendance at or participation in each meeting of the Board of Directors; and (iv) the granting of options under the Company’s 2006 Stock Plan to purchase 25,000 shares of our Common Stock at an option price of One ($1.00) Dollar per share, such options to expire five (5) years from the date of issuance.

EMPLOYMENT AGREEMENTS

Beginning in April 2006, we entered into an employment agreement with Gord Laschinger, our CEO. In July 2006 we entered into an employment agreement with Steven Reader, our COO. In December 2006, we entered into an employment agreement with Richard Smith, our CFO.

Mr. Laschinger’s agreement provides for a three year term, Mr. Reader’s agreement for a four year term, and Mr. Smith’s agreement has no term. All agreements provide for vacation time, reimbursement of expenses relating to our business and provides for each employee to participate in benefit plans maintained by us that provide for health, dental and disability insurance. All agreements further provide for termination upon their death and, in the case of Mr. Laschinger and Mr. Reader, also on a final determination of their disability. The agreements may be further terminated upon cause, defined in the agreements as any material failure by the employee to perform the services for which they were retained if they do not cure the same within two weeks after receipt of notice of such default, the voluntary or involuntary bankruptcy of the employee, fraud and dishonesty, gross negligence, unethical or immoral conduct or willful malfeasance by the employee in connection with the performance of his duties under the agreement, or the conviction of the employee of a felony.

During the initial nine-month period of the agreement, we cannot terminate Mr. Laschinger or Mr. Reader except for cause. Thereafter, we have the right to terminate the respective agreements provided that we pay an amount equal to each employee’s base salary, fixed expenses and benefits, if any, on three months notice. Mr. Smith can be terminated at any time provided that we pay an amount equal to his base salary, fixed expenses and benefits, if any, with notice as determined by Ontario common law. Pursuant to the terms of his agreement, the base salary payable to Mr. Laschinger was initially C$15,000 per month. This base salary has since increased to C$25,000 per month. The base salary payable to Mr. Reader is C$22,000 per month. Mr. Smith’s base salary is C$15,000 per month. All three agreements provide for an escalating salary upon the occurrence of certain events. In the discretion of our Compensation Committee, Mr. Laschinger and Mr. Reader may receive an annual bonus equal to 50% of their base salary and Mr. Smith may receive an annual bonus equal to 30% of his base salary.

STOCK PLAN

On April 4, 2006, our Board of Directors and a majority of our shareholders approved by consent our “2006 Stock Plan” (the “Plan”). This Plan provides for the grant of incentive and non-qualified stock options that may be issued to key employees, non-employee directors, independent contractors and others, and we have reserved 8,000,000 shares of our Common Stock for issuance under the Plan. The options are to be granted for a term of not more than ten (10) years for Non-qualified Stock Options and not more than five (5) years for Incentive Stock Options and other terms and conditions that are usual and customary. As of the date of this Prospectus, the following options have been issued pursuant to the Plan. Each option may be exercised at a price of $1.00 per share. The number of shares indicated on the table are presented on a post forward split basis.

Name	Date of Grant	No. of Options	Vesting Period

Gord Laschinger (1)	April 1, 2006	2,000,000	equal amounts each quarter over 8 quarters from grant
Fraser Laschinger (2)	May 1, 2006	200,000	equal amounts each quarter over 8 quarters from grant
Natalie Horrell (2)	June 8, 2006	24,000	equal amounts each quarter over 8 quarters from grant
Steve Reader (2)	July 15, 2006	300,000	equal amounts each quarter over 12 quarters from grant
Andrew Gertler (3)	September 8, 2006	175,000	immediately at grant
Paul Durst (3)	September 8, 2006	25,000	immediately at grant
Frank Klees (3)	September 8, 2006	200,000

50,000 shares in equal amounts each quarter over the first year from grant, 50,000 shares in equal amounts each quarter over the second year from grant and 100,000 shares in equal amounts each quarter over the third year from grant

Robert Richards (3)	September 8, 2006	25,000	immediately at grant
Andrew Telsey (1)	September 8, 2006 November 2, 2006	125,000	25,000 shares immediately at grant, 100,000 shares in equal amounts annually over 3 years from grant
Christina Ferrari (4)	November 2, 2006	100,000	equal amounts each quarter over one year from grant

Robert D. Ferrari (4)	November 2, 2006	100,000	equal amounts each quarter over one year from grant
Caterina Ferrari (4)	November 2, 2006	100,000	equal amounts each quarter over one year from grant
Patricia Lomprinos (4)	November 2, 2006	100,000	equal amounts each quarter over one year from grant
Annette Pistilli (4)	November 2, 2006	75,000	equal amounts each quarter over one year from grant
Monika Fabbro (4)	November 2, 2006	100,000	equal amounts each quarter over one year from grant
Carmela Rogers (4)	November 2, 2006	50,000	equal amounts each quarter over one year from grant
Sukhdev Chagger (4)	November 2, 2006	25,000	equal amounts each quarter over one year from grant
Libertad Martinez (4)	November 2, 2006	50,000	equal amounts each quarter over one year from grant
Robert Carley (4)	November 2, 2006	200,000	equal amounts each quarter over one year from grant
Richard Smith (2)	November 2, 2006	90,000	equal amounts each quarter over 9 quarters from grant
Gordon Langille (2)	November 2, 2006	75,000	equal amounts annually over 3 years from grant

(1)	Officer and Director of our Company.
(2)	Employee of our Company.
(3)	Director of our Company.
(4)	Founder of our Company

Fraser Laschinger is the adult son of Gord Laschinger, who disclaims all beneficial ownership of shares owned by Fraser Laschinger.

The purpose of the Plan is to aid us in retaining the services of executive and key employees and in attracting new management personnel when needed for future operations and growth, and to offer such personnel additional incentive to put forth maximum efforts for the success of our business and opportunities to obtain or increase proprietary interest and, thereby, to have an opportunity to share in our success.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED PARTY TRANSACTIONS

From inception through April 2006, we utilized the office space and equipment of a stockholder at no cost. Management estimates such amounts to be immaterial.

We are leasing our Barrie site and our Head Office space from Fercan Developments Inc., a company affiliated with Rosten Investments Inc. (“Rosten”). In September 2006, the Company deposited $200,000 in trust with Aurora Beverage Corporation, an entity affiliated with Rosten, to hold storage tanks for possible use in ethanol production. This refundable deposit gave the Company a right of first refusal on the tanks for a period of 180 days at a price to be negotiated. Rosten owns 10,000,000 or 9.5% of our outstanding Common Stock.

Andrew I. Telsey, our Corporate Secretary and one of our Directors, is also the sole shareholder of Andrew I. Telsey, P.C., our corporate and securities counsel. Subsequent to our fiscal year ended December 31, 2005, we paid Andrew I. Telsey, P.C. an aggregate of $66,461.83 in fees and expenses.

There are no other related party transactions that are required to be disclosed pursuant to Regulation S-B promulgated under the Securities Act of 1933, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The table below lists the beneficial ownership of our voting securities as of the date of this Prospectus by each person known by us to be the beneficial owner of more than 5% of such securities, as well as each of our officers and directors and our officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown. Included in the table are shares of our Common Stock that underlie outstanding options that may be exercised over the next year.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common	Ronald Wyles 2170 Lakeshore Road, #204 Burlington, Ontario, Canada L7R 1A6	10,000,000	9.5%

Common	Robert Watson 6 Buerkle Crescent Kitchener, Ontario, Canada N2P 2S1	10,000,000	9.5%

Common	Robert Mark Young 204 Pandora Crescent Kitchener, Ontario, Canada N2H 3E6	10,000,000	9.5%

Common	Boris Emanuel PO Box W325 Woods Center, Antigua	10,000,000	9.5%

Common	Karen Georgiou 10150 Pineview Trail Campbellville, Ontario, Canada L0P 1B0	10,000,000	9.5%

Common	Zoran Bakich 1200 Don Mills Rd, Suite 517 Toronto, Ontario, Canada M3B 3N8	10,000,000	9.5%

Common	Richard Brezzi 209 Shirley Dr Richmond Hill, Ontario, Canada L4S 1T4	10,000,000	9.5%

Common	Lou Pupolin 2951 Highway #7, Unit 7 Concord, Ontario, Canada L4K 1W3	10,000,000	9.5%

Common	1019562 Ontario Limited (1) 1 St. Paul Street, Unit 10 St. Catherines, Ontario, Canada L2R 7L2	10,000,000	9.5%

Common	Rosten Investments Inc. (2) 193 King Street East Suite 200 Toronto, Ontario, M5A 1J5, Canada	10,000,000	9.5%

Common	Gordon Laschinger (3) 193 King Street East Suite 300 Toronto, Ontario, M5A 1J5, Canada	750,000(4)	*

Common	Andrew I. Telsey (3) 12835 E. Arapahoe Road Tower 1 Penthouse #803 Englewood, CO 80112	25,000(4)	*

Common	Andrew Gertler (3) 193 King Street East Suite 300 Toronto, Ontario, M5A 1J5, Canada	175,000(4)	*

Common	Paul Durst (3) 193 King Street East Suite 300 Toronto, Ontario, M5A 1J5, Canada	25,000(4)	*

Common	Robert Richards (3) 193 King Street East Suite 300 Toronto, Ontario, M5A 1J5, Canada	25,000(4)	*

Common	Frank Klees (3) 193 King Street East Suite 300 Toronto, Ontario, M5A 1J5, Canada	50,000(4)	*

Common	Steven Reader (3) 193 King Street East Suite 300 Toronto, Ontario, M5A 1J5, Canada	50,000(4)	*

Common	Richard Smith (3) 193 King Street East Suite 300 Toronto, Ontario, M5A 1J5, Canada	10,000(4)	1%

Common	All Officers and Directors as a Group (8 persons)	1,110,000(4)	1%

*	Less than 1%

(1)

Nicola DeRosa is the sole shareholder and principal officer of this company and possesses voting and investment control over these shares of common stock. His address is the same as the address indicated.

(2)

Vince DeRosa is the sole shareholder and principal officer of this company and possesses voting and investment control over these shares of common stock. His address is the same as the address indicated.

(3)	Officer and/or Director of our Company.
(4)

All of these shares are subject to option at an exercise price of $1.00 per share. An aggregate of 1,125,000 shares are subject to option that may be exercised over the 60 day period following the date of this Prospectus by our officers and/or directors. See “EXECUTIVE COMPENSATION – STOCK PLAN.”

DESCRIPTION OF SECURITIES

The stock being registered under this Form SB-2 is Common Stock of Northern Ethanol, Inc., having a par value of $0.0001 per share. The total number of shares of Common Stock that we have authority to issue is two hundred fifty million (250,000,000) shares, par value of $0.0001 per share. All of the Common Stock authorized under our Certificate of Incorporation, as amended, has equal voting rights and powers without restrictions in preference. The holder of any of our Common Stock shall possess voting power for the election of Directors and for all other purposes, subject to such limitations as may be imposed by law and by any provision of the Certificate of Incorporation in the exercise of their voting power. The holders of our Common Stock shall have neither pre-emption nor dividend rights pursuant to our Certificate of Incorporation, as amended.

Our Certificate of Incorporation, as amended, also authorizes one hundred million shares of Preferred Stock, par value of $0.0001 per share, none of which has been issued. The Preferred Stock is entitled to preference over the Common Stock with respect to the distribution of assets of our Company in the event of liquidation, dissolution, or winding-up of our Company, whether voluntarily or involuntarily, or in the event of the any other distribution of assets of Northern Ethanol, Inc. among its stockholders for the purposes of winding-up affairs. The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors, in their sole discretion, have the power to determine the relative powers, preferences, and rights of each series of Preferred Stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as amended, subject to certain limited exceptions, eliminates the personal liability of a Director to our Company or our shareholders for monetary damage for any breach of duty as a Director. There is no elimination of liability for (i) any breach of a duty of loyalty, (ii) an act or omission which includes intentional misconduct or knowing violation of law, or (iii) any transaction from which a director derives an improper personal benefit. In addition, if at any time the General Corporation Law of Delaware is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each Director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Delaware statute require such action.

Insofar as indemnification for liability arising under the Securities Act may be permitted to officers and Directors of our Company pursuant to the foregoing provisions, we have been told that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of Common Stock by the Selling Stockholders. We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholders. Assuming all the shares registered below are sold by the Selling Stockholders, none of the Selling Stockholders will own one percent or more of our Common Stock.

None of the Selling Shareholders are officers, Directors or principal shareholders of our Company, or have held any material relationship with us for the three-year period prior to the date of this Prospectus. In addition, none of the Selling Stockholders is a registered broker dealer or associated with an NASD member firm. Unless otherwise indicated, to the best of our knowledge none of the Selling Shareholders own any additional shares of our Common Stock.

This Prospectus, as it may be amended or supplemented from time to time, is deemed to relate to the 4,096,500 shares of Common Stock. Each investor has executed and delivered to us a confirmation that they are each an “accredited investor,” as that term is defined under the Securities Act of 1934, as amended, or pursuant to Canadian securities laws, as applicable. The Selling Stockholders and the number of shares of our Common Stock they currently own that are being registered herein are as follows. Each Selling Shareholder owns less than 1% of our issued and outstanding Common Stock.

Name	No. of Shares
PES Realty (1)	300,000
Walter Rigobon	75,000
Fossil Investments (2)	300,000
John Audia	50,000
Audia Investments Limited (3)	250,000
Silvio Marsili	150,000
Paul Salerno	275,000
Tony Guglietti	200,000

Rita Rigobon	100,000
Sandy Falconi	2,500
Lisa Falconi	2,500
Anna Sleva	35,000
Joseph Sleva	20,000
Anna Luciani-Marzo	5,000
Carlo Marzo	5,000
Anthony Pascale	8,000
Michele Axelrod	5,000
Lawrence McCuaig	18,000
Max Luthardt	2,500
Joe Clasadonte	5,000
Caninco Inc. (4)	50,000
Rowan Management Limited (5)	50,000
Cindy C. Hodgkinson	25,000
Alfredo Asta	5,000
Domenic Gallizzi	10,000
Zodiac Landev Mgmt Inc. (6)	50,000
Marco Stancato	3,000
Citiprop Holdings Inc. (7)	50,000
Brian D. Nelson	50,000
Kenneth Rovinelli	15,000
Thomas G. McCarthy	200,000
Vojin Vasic	100,000
Joanne Guidi	25,000
Lisa Guidi	10,000
Len Watson	25,000
Nada Morra	35,000
Paola Petrella	10,000
Ann-Gus Holdings Limited (8)	250,000
Wagema Holdings Limited (9)	250,000
Kurt Schickedanz Holdings Limited (10)	250,000
Daniel Schickedanz Holdings Limited (11)	250,000
Lisa Steuer Family Limited Partnership (12)	100,000
Tina Schickedanz	50,000
Heidi & Brendan Matthias	100,000
Susanne Flaig	50,000
David Snell	75,000
Mario Salerno	100,000
Anne Marie Salerno	100,000

Total	4,096,500

(1)	Paul Salerno is the sole officer and director.
(2)	Walter Rigobon is the sole officer and director.
(3)	John Audia is the sole officer and director.
(4)	Harry J. Carmichael is the sole officer and director.
(5)	Roger Rowan is the sole officer and director.
(6)	Attilio Lio is the sole officer and director.
(7)	George Mamolity is the sole officer and director.
(8)	Gustau Schickedanz is the sole officer and director.
(9)	Gerhard Schickedanz is the sole officer and director.
(10)	Johanna Schickedanz is the sole officer and director.
(11)	Daniel Schickedanz is the sole officer and director.
(12)	Lisa Steuer is the general partner.

PLAN OF DISTRIBUTION

Each of the Selling Stockholders and any of their pledgees, assignees and successors-in-interest, may sell Common Stock from time to time in the principal market on which the stock is traded, if and when such a market develops in the future, at the prevailing market price or in negotiated transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. None of the Selling Stockholders is a registered broker dealer or associated with an NASD member firm.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these Securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these Securities. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

In order to comply with the securities laws of some states, the Selling Stockholders must sell the shares in those States only through registered or licensed brokers or dealers. In addition, in some States the Selling Stockholders must sell the shares only if we have registered or qualified those shares for sale in the applicable State or an exemption from the registration or qualification requirement is available and the selling shareholder complies with the exemption.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any Securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

NASD Notice to Members 88-101 states that in the event a Selling Stockholder intends to sell any of the shares registered for resale in this Prospectus through a member of the NASD participating in a distribution of our Securities, such member is responsible for insuring that a timely filing is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

•	it intends to take possession of the registered Securities or to facilitate the transfer of such certificates;

•	the complete details of how the Selling Stockholders shares are and will be held, including location of the particular accounts;

•

whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the Selling Stockholders, including details regarding any such transactions; and

•

in the event any of the Securities offered by the Selling Stockholders are sold, transferred, assigned or hypothecated by Selling Stockholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of NASD for review.

No persons associated with us or the Selling Stockholders may participate in the distribution of the shares to be offered by Selling Stockholders unless they meet the safe harbor provisions of the SEC Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 with respect to exemption from registration as a broker/dealer.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect, or (ii) all of the shares have been sold pursuant to the Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable State securities laws. In addition, in certain States, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable State or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our Common Stock by the Selling Stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

Any Selling Stockholder may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Prospectus.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

At the time a Selling Stockholder makes a particular offer of shares we will, if required under applicable rules and regulations, distribute a Prospectus supplement that will set forth:

•	the number of shares that the Selling Stockholder is offering;

•	the terms of the offering, including the name of any underwriter, dealer or agent;

•	the purchase price paid by any underwriter;

•	any discount, commission and other underwriter compensation;

•	discount, commission or concession allowed or reallowed or paid to any dealer; and

•	the proposed selling price to the public.

We will not receive any proceeds from sales of any shares by the Selling Stockholders.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On July 19, 2006, the firm of Raich Ende Malter & Co. LLP (“REM”), our independent accountant during the period from November 29, 2004 (inception) through July 19, 2006, was dismissed. Our Board of Directors authorized this action. REM had audited our financial statements for the fiscal year ended December 31, 2005, and for the period from November 29, 2004 (inception) to December 31, 2004, and reviewed our financial statements for the period ended March 31, 2006.

In connection with the audits of our financial statements from November 29, 2004 (inception) to December 31, 2004 and for the year ended December 31, 2005 and during the interim period through July 19, 2006, there were no disagreements with REM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedures, which disagreements, if not resolved to the satisfaction of REM, would have caused them to make reference in connection with its reports to the subject matter of the disagreements.

The audit report of REM on our financial statements from November 29, 2004 (inception) to December 31, 2004 and as of and for the year ended December 31, 2005, did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

Effective July 19, 2006, we retained the firm of KPMG as our auditors. There were no consultations between us and KPMG prior to their appointment.

LEGAL MATTERS

Andrew I. Telsey, P.C., Englewood, Colorado, will issue an opinion with respect to the validity of the shares of Common Stock being offered hereby. Andrew I. Telsey, sole shareholder of Andrew I. Telsey, P.C., who is also one of our Directors and our Corporate Secretary, has been issued an option to purchase 125,000 shares of our Common Stock at an exercise price of $1.00 per share, which option shall expire in September 2011 unless exercised prior thereto. Of these 125,000 share options, 25,000 share options vested immediately at the September 8, 2006 date of grant and 100,000 share options vest in equal amounts annually over 3 years from the November 2, 2006 date of grant.

EXPERTS

The financial statements as of December 31, 2005 and 2004, and for the year ended December 31, 2005 and for the period from November 29, 2004 (inception) through December 31, 2004, are included in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Raich Ende Malter & Co. LLP,

Certified Public Accountants, and are included herein in reliance upon the authority of this firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of Common Stock being offered by this Prospectus, and reference is made to such registration statement. This Prospectus constitutes the Prospectus of Northern Ethanol, Inc. filed as part of the registration statement and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are currently subject to the informational requirements of the Securities Exchange Act of 1934 that require us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at the public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

Northern Ethanol, Inc.

4,096,500 Shares

__________________________

PROSPECTUS

__________________________

[________________________], 200__

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under the Delaware General Corporation Law and our Certificate of Incorporation, as amended, our directors and officers will have no personal liability to us or our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director or officer of his “duty of care.” This provision does not apply to the directors’: (i) acts or omissions that involve intentional misconduct, fraud or a knowing and culpable violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of his duties, including gross negligence.

The effect of this provision in our Certificate of Incorporation is to eliminate the rights of our Company and our shareholders (through shareholder’s derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above. This provision does not limit nor eliminate the rights of our Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. Section 145 of the Delaware General Corporation Law provides corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

Estimates of fees and expenses incurred or to be incurred in connection with the issuance and distribution of the Securities being registered, all of which are being paid exclusively by the Company are as follows:

Securities and Exchange Commission registration fee	$457.05
Printing and mailing costs and fees	$1,000.00	*
Legal fees and costs	$50,000.00	*
Accounting fees and costs	$45,000.00	*
Transfer Agent fees	$1,000.00	*
Miscellaneous expenses	$2,000.00	*

TOTAL	$99,457.05	*

* Estimated

Item 26. Recent Sales of Unregistered Securities.

In July 2006, we commenced a private offering of our Common Stock. This offering was successfully closed in September 2006. We sold an aggregate of 4,096,500 shares of our Common Stock to 48 “accredited investors” (as that term is defined in both the Canadian and US securities laws) at a price of $1.00 per share and received aggregate net proceeds of $3,846,500 therefrom. Two of these investors are residents of the United States, with the balance residents of Canada. We relied upon the exemptions from registration provided by Regulation S and Regulation D, each promulgated under the Securities Act of 1933, as amended, to issue these shares.

We paid Union Capital, Inc., an advisory service located in Nassau, Bahamas, commissions totaling $250,000 for their assistance in this offering.

We issued 150,000 shares of Common Stock (pre-forward split) on December 15, 2004, to Andrew Gertler, Joseph Galda and Eric Boyd for cash consideration of $0.0001 per share for an aggregate investment of $15. We also issued 10,000,000 shares (pre-forward split) on December 15, 2004, to ten individuals for cash consideration of $0.005 per share for an aggregate consideration of $50,000. We sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act.

Neither we nor any person acting on our behalf offered or sold the aforesaid Securities by means of any form of general solicitation or general advertising. Purchasers, or the beneficial owners of purchasers that are entities, are friends or business associates of our officers and Directors who held those offices at the time of the share issuance.

In May 2006, Messrs. Gertler, Boyd and Galda voluntarily surrendered 35,000, 45,000 and 35,000 shares (pre-forward split), respectively, of our Common Stock that had been previously issued to them back to us for cancellation. In September 2006, Messrs. Gertler and Boyd voluntarily surrendered 150,000 and 50,000 shares (post-forward split), respectively, of our Common Stock that had been previously issued to them, back to us for cancellation. In September 2006, Mr. Galda also agreed to surrender 150,000 shares (post-forward split) that had been previously issued to him, although he has not formally executed the documentation to effectuate such surrender but did execute the consent of the board of directors authorizing the acceptance of the surrender and cancellation of such shares. Messrs. Gertler, Boyd and Galda surrendered their shares as their participation in the formation and development of our Company had not been required to the level initially anticipated.

Except as stated above, we did not use any underwriter or placement agent in the issuance of our Securities and no commissions were paid.

We did not issue any other of our Securities during the previous three year period.

Item 27. Exhibits.

Exhibit No.	Description

3.1	Certificate of Incorporation*

3.2	Bylaws*

3.3	Amendment to Certificate of Incorporation dated August 2, 2006****

5.1	Opinion of Andrew I. Telsey, P.C.

10.1	Lease dated April 20, 2006 for proposed Barrie facility**

10.2	Lease dated April 11, 2006 for Toronto offices**

10.3	Employment Agreement of Gordon Laschinger dated April 12, 2006**

10.5	Employment Agreement of Steven Reader dated July 17, 2006***

10.6	Project Development Agreement with Delta-T Corporation, Williamsburg, Virginia dated July 27, 2006****

10.7	Project Development Agreement with Delta-T Corporation, Williamsburg, Virginia dated September 7, 2006****

10.8	Agreement with Parrish & Heimbecker, Limited dated August 18, 2006****

10.9	Employment Agreement of Richard Smith dated December 13, 2006

21.1	List of Subsidiaries****

23.1	Consent of Andrew I. Telsey, P.C. (see Exhibit 5.1 hereto)

23.2	Consent of Raich Ende Malter & Co. LLP

*	Filed as an exhibit to the Company’s registration statement on Form 10-SB/A, as filed with the Securities and Exchange Commission on November 10, 2005, and incorporated herein by this reference.

**	Filed as an exhibit to the Company’s Form 10-QSB for the period ended March 31, 2006, as filed with the Securities and Exchange Commission on May 24, 2006, and incorporated herein by this reference.

***	Filed as an exhibit to the Company’s Form 8-K, as filed with the Securities and Exchange Commission on August 7, 2006, and incorporated herein by this reference.

****	Filed as an exhibit to the Company’s Registration Statement on Form SB-2, as filed with the Securities and Exchange Commission on October 12, 2006.

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)           to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes as such information in the Registration Statement.

2.           That for the purpose of determining any liability under the Securities Act, such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

4.           To file during any period in which we offer or sell securities, a post effective amendment to this registration statement, to reflect in the prospectus any facts or events which, or individually or together, represent a fundamental change in the information in the registration statement.

5.           In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer or expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Northern Ethanol, Inc., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on January 19, 2007.

NORTHERN ETHANOL, INC.
By: s/Gordon Laschinger Gordon Laschinger, Principal Executive Officer and President
By: s/Richard Smith Richard Smith, Principal Financial Officer and Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gordon Laschinger his attorney-in-fact and agent, with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

s/Gordon Laschinger Gordon Laschinger	Chief Executive Officer, President and Director	January 19, 2007
s/Andrew I. Telsey Andrew I. Telsey	Corporate Secretary and Director	January 19, 2007
s/Richard Smith Richard Smith	Chief Financial Officer	January 19, 2007
s/Andrew M. Gertler Andrew M. Gertler	Director	January 19, 2007

s/Robert Richards Robert Richards	Director	January 19, 2007
s/Paul T. Durst Paul T. Durst	Director	January 19, 2007
s/Frank F. Klees Frank F. Klees	Director	January 19, 2007

BEACONSFIELD I, INC.

(A DEVELOPMENT STAGE COMPANY)

TABLE OF CONTENTS

Page

December 31, 2005 and 2004:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1

FINANCIAL STATEMENTS:

September 30, 2006 and 2005:

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS:

RAICH	90 Merrick Avenue	1375 Broadway	330 Fifth Avenue
ENDE	East Meadow, NY 11554	New York, NY 10018	Suite 1300
MALTER &	516.228.9000	212.944.4433	New York, NY 10001
CO. LLP	516.228.9122 (fax)	212.944.5404 (fax)	212.686.2224
	cpa@rem-co.com		212.481.3274 (fax)

--------------------------------------------------------------------------------

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Beaconsfield I, Inc.

Buffalo, New York

We have audited the accompanying balance sheets of Beaconsfield I, Inc. (a development stage company) as of December 31, 2005 and 2004 and the related statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2005 and the periods November 29, 2004 (inception)

through December 31, 2004 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company

Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beaconsfield I, Inc. as of

December 31, 2005 and 2004 and the results of its operations and its cash flows for the year ended December 31, 2005 and the periods November 29, 2004

(inception) through December 31, 2004 and 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Raich Ende Malter & Co. LLP

RAICH ENDE MALTER & CO. LLP

East Meadow, New York

March 29, 2006, except for Note 6, as to which the date is July 5, 2006

F-1

BEACONSFIELD I, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

--------------------------------------------------------------------------------

December 31, December 31,
2005	2004
--------	---------

ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$ 13,390	$ 37,515
Other current assets	10,250	9,500
--------	---------

Total current assets	$ 23,640	$ 47,015
	========	=========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Accrued expenses	$ 3,098	$708
Accounts payable - related party	2,000	--
--------	---------
Total current liabilities	5,098	708

STOCKHOLDERS' EQUITY:

Preferred stock, $.0001 par value;

100,000,000 shares authorized;
none issued and outstanding	--	--

Common stock, $.0001 par value;

250,000,000 shares authorized;
101,500,000 shares issued and outstanding	10,150	10,150
Additional paid-in capital	39,865	39,865
Deficit accumulated during the development stage	(31,473)	(3,708)
	--------	---------
	18,542	46,307
	--------	--------

$ 23,640	$ 47,015
========	=========

F-2

BEACONSFIELD I, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

--------------------------------------------------------------------------------

For the Periods
--------------------------------------
November 29,	November 29,
For the	2004	2004
Year Ended	(Inception) to	(Inception) to
December 31,	December 31,	December 31,
2005	2004	2005
----------------	----------------	----------------

REVENUES	$--	$--	$--

GENERAL AND ADMINISTRATIVE EXPENSES	27,765	3,708	31,473
----------------	----------------	----------------

NET LOSS	$(27,765)	$(3,708)	$(31,473)
	================	================	================

BASIC AND DILUTED LOSS PER SHARE:

$--	$--	$--
================	================	================

WEIGHTED AVERAGE COMMON SHARES

OUTSTANDING:	101,500,000	52,287,880	97,419,600
================	================	================

F-3

BEACONSFIELD I, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

--------------------------------------------------------------------------------

Deficit
Accumulated
	Additional		During the	Total
Preferred	Common	Paid-in	Development Stockholders'
Stock	Stock	Capital	Stage	Equity
-----------	----------	-----------	----------	----------

BALANCE:

November 29, 2004 (Inception)	$--	$--	$--	$--	$--

Issuance of 101,500,000
shares of common stock	--	10,150	39,865	--	50,015

Net loss	--	--	--	(3,708)	(3,708)
-----------	--------	----------	--------	---------

BALANCE:

December 31, 2004	--	10,150	39,865	(3,708)	46,307

Net loss	--	--	--	(27,765)	(27,765)
-----------	--------	----------	--------	---------

BALANCE:

December 31, 2005	$--	$ 10,150	$ 39,865	$(31,473)	$ 18,542
===========	========	==========	========	=========

F-4

BEACONSFIELD I, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

----------------------------------------------------------------------------------------------------------------------------

		For the Periods
-------------------------------------
November 29,		November 29,
For the	2004	2004
Year Ended		(Inception) to (Inception) to
December 31,	December 31,	December 31,
2005	2004	2005
-----------	----------	----------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$ (27,765)	$ (3,708)	$ (31,473)

Adjustments to reconcile net loss to net

cash used in operating activities:
Changes in operating assets and liabilities:
Other current assets	(750)	(9,500)	(10,250)
Accrued expenses	2,390	708	3,098
Accounts payable - related party	2,000	--	2,000
-----------	----------		----------
Net cash used in operating activities	(24,125)	(12,500)	(36,625)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from issuance of common stock	--	50,015	50,015
-----------	----------	----------

NET INCREASE (DECREASE) IN CASH

AND CASH EQUIVALENTS	(24,125)	37,515	13,390

CASH AND CASH EQUIVALENTS:

Beginning of period	37,515	--	--
-----------	----------	----------

End of period	$ 13,390	$ 37,515	$ 13,390
===========	==========	==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for income taxes	$--	$353	$353
===========	==========	==========

F-5

BEACONSFIELD I, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

1.	ORGANIZATION AND OPERATIONS

Beaconsfield I, Inc. (the "Company"), located in Buffalo, New York, was incorporated in Delaware on November 29, 2004 for the purpose of engaging in the potential future merger or acquisition of an unidentified target business in accordance with Rule 419 of the Securities Act of 1933 (the "Securities Act"). Since its inception, the Company's operations have primarily included raising capital and the performance of certain administrative functions.

On December 15, 2004, the Company issued 1,500,000 shares of its common stock for a total of $15 in cash in accordance with a Stock Purchase Agreement. Additionally on that date, the Company issued 100,000,000 shares of its common stock in a private offering, pursuant to Section 4(2) of the Securities Act, for a total of $50,000 in cash.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents - The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

Income Taxes - Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that the full benefit of the deferred tax assets will not be realized.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses and the disclosure of contingent liabilities. Actual results may differ from these estimates. The accounting estimate that requires management's most difficult and subjective judgment is the recognition and measurement of deferred tax assets and liabilities.

Loss Per Common Share - Basic loss per share is calculated using the weighted average number of common shares outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. The Company does not have any potentially dilutive instruments.

Fair Value of Financial Instruments - The carrying value of cash and cash equivalents, other current assets, accrued expenses and accounts payable - related party approximates fair value due to the short period of time to maturity.

3.	EQUITY SECURITIES

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

The preferred stock of the Company shall be issued by the Board of Directors of the Company in one or more classes or one or more series within any class, and such classes or series shall have such voting powers, full or limited or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Company may determine, from time-to-time.

BEACONSFIELD I, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

3.	EQUITY SECURITIES (Continued)

Holders of shares of stock of any class shall not be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

4.	INCOME TAXES

The provision for (benefit from) income taxes consists of the following for the year ended December 31, 2005 and the periods November 29, 2004 (inception) to December 31, 2004 and November 29, 2004 (inception) to December 31, 2005:

For the Year	For the Periods November 29, 2004
-----------------------------------
Ended	(Inception) to (Inception) to
December 31,	December 31,	December 31,
2005	2004	2005
-------------	---------------	---------------
Current:
State minimum tax	$-	$355	$355
Deferred:
State	200	(200)	-
Federal	(4,200)	(500)	(4,700)
Valuation allowance	4,000	700	4,700
-------------	---------------	---------------
$-	$355	$355
=============	===============	===============

The Company has approximately $4,700 and $700 in gross deferred tax assets at December 31, 2005 and 2004, respectively, resulting from net operating loss carryforwards. A valuation allowance has been recorded to fully offset these deferred tax assets because the future realization of the related income tax benefits is uncertain. At December 31, 2005, the Company has federal net operating loss carryforwards of approximately $31,000 available to offset future taxable income through 2025.

The difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to loss before income taxes is as follows (in percentages):

		For the Periods
		November 29, 2004
For the Year (Inception) to (Inception) to
Ended	--------------------------------
December 31,	December 31, December 31,
	2005	2004	2005
-------------- ---------------- --------------
Statutory federal income tax rate	(34)%	(34)%	(34)%
State taxes, net of federal benefits	(5)%	(5)%	(5)%
Valuation allowance	39%	28%	38%
-------------- ---------------- --------------
Income tax rate	0%	(11)%	(1)%
============== ================ ==============

BEACONSFIELD I, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

5.	RELATED PARTY TRANSACTIONS

Accounts payable - related party represents amounts paid on behalf of the Company by Corsair Advisors, Inc., an entity owned by a stockholder. The amount was subsequently paid in January 2006. Additionally, the Company utilizes the office space and equipment of a stockholder at no cost. Management estimates such amounts to be immaterial.

6.	SUBSEQUENT EVENT

Effective July 3, 2006, the Company's shareholders approved an increase in the authorized capital stock of the Company from 80,000,000 shares of $0.0001 par value stock to 350,000,000 shares of authorized capital stock, consisting of 250,000,000 shares of Common Stock having a par value of $0.0001 per share, and 100,000,000 shares of Preferred Stock, having a par value of $0.0001 per share.

On July 5, 2006, the board of directors approved a ten for one forward stock split with respect to the Company’s common stock pursuant to which the Company issued ten shares of common stock for every one share then issued and outstanding. All share and per share data give retrospective effect to the stock split.

Northern Ethanol, Inc.

(A DEVELOPMENT STAGE COMPANY)

(Formerly BEACONSFIELD I, INC.)

Consolidated Balance Sheets

As at	September 30, 2006 (Unaudited)	December 31, 2005

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,386,322	$13,390
Accounts receivable Deposits Prepaid expenses	53,073	—-10,250
Total current assets	2,798,838	23,640

Property and equipment (note 3)	305,966	—
Assets under capital lease (note 7)	16,761,565	—
	$19,866,369	$23,640

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$103,821	$2,000
Accrued expenses	75,000	3,098
Current portion of obligation under capital lease (note 7)	17,385	—
Total current liabilities	196,206	5,098

Obligation under capital lease (note 7)	16,744,180	—
	16,940,386	5,098

STOCKHOLDERS’ EQUITY:
Preferred stock, $.0001 par value; 100,000,000 shares authorized; none issued and outstanding (note 6)	—	—
Common stock, $.0001 par value; 250,000,000 shares authorized;
104,096,500 and 101,500,000 shares issued and outstanding as of September 30, 2006 and December 31, 2005, respectively (note 6)	10,410	10,150
Additional paid-in capital	5,163,089	39,865
Deficit accumulated during the development stage	(2,234,967)	(31,473)
Accumulated other comprehensive income (loss)	(12,549)	—
	2,925,983	18,542

	$19,866,369	$23,640

See notes to unaudited consolidated interim financial statements

Northern Ethanol, Inc.

(A DEVELOPMENT STAGE COMPANY)

(Formerly BEACONSFIELD I, INC.)

Consolidated Statements of Operations

(Unaudited)

	Three Months ended September 30		Nine Months ended September 30		Nov 29, 2004 (Inception) to September 30
	2006	2005	2006	2005	2006

REVENUES	$—	$—	$—	$—	$—

COST OF GOODS SOLD	—	—	—	—	—

GROSS MARGIN	—	—	—	—	—

OPERATING EXPENSES
Salaries and benefits (note 5)	784,626	—	1,539,978	—	1,539,978
General and administrative	427,964	14,745	589,822	20,024	621,295
Occupancy costs	46,779	—	60,684	—	60,684
Depreciation	7,723	—	13,010	—	13,010
	1,267,092	14,745	2,203,494	20,024	2,234,967

NET LOSS	$(1,267,092)	$(14,745)	$(2,203,494)	$(20,024)	$(2,234,967)

BASIC AND DILUTED LOSS PER SHARE	$(0.01)	$(0.00)	$(0.02)	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	103,008,065	101,500,000	101,706,375	101,500,000

See notes to unaudited consolidated interim financial statements

Northern Ethanol, Inc.

(A DEVELOPMENT STAGE COMPANY)

(Formerly BEACONSFIELD I, INC.)

Consolidated Statement of Stockholders’ Equity

(Unaudited)

Nine Months ended September 30, 2006 and September 30, 2005

	Common Stock		Additional		Accumulated Other
			Paid-in	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Gain (Loss)	Total

Inception, November 29, 2004 Stock issued for cash	101,500,000	$ 10,150	$ 39,865	$ -	$ -	$ 50,015

Net loss for the period November 29, 2004 (inception) to December 30, 2004	-	-	-	(3,708)	-	(3,708)

Balances, December 31, 2004	101,500,000	$ 10,150	$ 39,865	$ (3,708)	$ -	$ 46,307

Net loss for the nine months ended September 30, 2005	-	-	-	(20,024)	-	(20,024)

Balances, September 30, 2005	101,500,000	$ 10,150	$ 39,865	$ (23,732)	$ -	$ 26,283

Balances, December 31, 2005	101,500,000	$ 10,150	$ 39,865	$ (31,473)	$ -	$ 18,542

Shares cancelled (note 6)	(1,500,000)	(150)	150	-	-	-
Options issued for services	-	-	1,276,984	-	-	1,276,984
Stock issued for cash	4,096,500	410	3,846,090	-	-	3,846,500
Cumulative translation adjustment	-	-	-	-	(12,549)	(12,549)
Net loss for the nine months ended September 30, 2006	-	-	-	(2,203,494)	-	(2,203,494)

Balances, September 30, 2006	104,096,500	$ 10,410	$ 5,163,089	$ 2,234,967)	$ (12,549)	$ 2,925,983

See notes to unaudited consolidated interim financial statements

Northern Ethanol, Inc.

(A DEVELOPMENT STAGE COMPANY)

(Formerly BEACONSFIELD I, INC.)

Statements of Consolidated Cash Flows

(Unaudited)

	Three Months ended September 30		Nine Months ended September 30		Nov 29, 2004 (Inception) to September 30
	2006	2005	2006	2005	2006
CASH FLOWS FROM INVESTING ACTIVITIES:
Net loss	$ (1,267,092)	$ (14,745)	$ (2,203,494)	$ (20,024)	$ (2,234,967)
Items not involving cash:
Depreciation	7,723	-	13,010	-	13,010
Stock-based compensation	619,605	-	1,276,984	-	1,276,984
Changes in non-cash working capital balances:
Accounts receivable	(19,414)	-	(53,073)	-	(53,073)
Deposits	(201,602)	-	(951,602)	-	(951,602)
Prepaid expenses	(133,911)	4,500	(397,591)	9,141	(397,591)
Accounts payable	31,487	2,000	101,821	2,000	103,821
Accrued liabilities	68,302	8,245	71,902	8,151	75,000
Other	(8,077)	-	(12,549)	-	(22,799)
Net cash (used in) provided by operating activities	(902,979)	-	(2,154,592)	(732)	(2,191,217)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	2,346,500	-	3,846,500	-	3,896,515

Net cash (used in) provided by financing activities	2,346,500	-	3,846,500	-	3,896,515

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of capital assets	(158,678)	-	(318,976)	-	(318,976)

Net cash (used in) provided by investing activities	(158,678)	-	(318,976)	-	(318,976)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	1,284,843	-	1,372,932	(732)	1,386,322

CASH AND CASH EQUIVALENTS:
Beginning of period	101,479	36,783	13,390	37,315	-

End of period	$ 1,386,322	$ 36,783	$ 1,386,322	$ 36,783	$ 1,386,322

SUPPLEMENTAL CASH FLOW INFORMATION
Assets acquired under capital lease	~~-~~	-	$ 16,761,565	-	$ 16,761,565
Cash paid for income taxes	-	-	-	-	353

See notes to unaudited consolidated interim financial statements

NORTHERN ETHANOL, INC.

(A DEVELOPMENT STAGE COMPANY)

(Formerly BEACONSFIELD I, INC.)

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1.	OVERVIEW

The Company was incorporated as “Beaconsfield I, Inc.” in the State of Delaware on November 29, 2004, as a “blank check” company for the purpose of engaging in the potential future merger or acquisition of an unidentified target business.

On December 15, 2004, the Company issued 150,000 shares of its Common Stock for a total of $15 in cash. Additionally on that date, the Company issued 10,000,000 shares (pre-forward split) of its Common Stock, for a total of $50,000 in cash.

In July 2006, the Company engaged in a forward split of our Common Stock whereby it issued ten (10) shares of its Common Stock for every one (1) share then issued and outstanding. Also in July 2006, the holders of a majority of the then issued and outstanding Common Stock approved an amendment to the Certificate of Incorporation wherein the Company’s name was changed to “Northern Ethanol, Inc.” to better reflect its current business plan. Northern Ethanol, Inc. is currently considered a “development stage” company.

The Company has two wholly-owned subsidiaries, Northern Ethanol, LLC, a New York limited liability company and Northern Ethanol (Canada) Inc., a Canadian corporation, which has three wholly-owned subsidiaries, Northern Ethanol (Barrie) Inc., Northern Ethanol (Sarnia) Inc. and Northern Ethanol Investments Inc., each of which is also a Canadian corporation.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS

The accompanying interim financials statements of the Company as of September 30, 2006, for the three-month and nine-month periods ended September 30, 2006 and 2005 and for the period from November 29, 2004 (Inception) to September 30, 2006 have been prepared in accordance with accounting principles generally accepted for interim financial statement presentation and in accordance with the rules and regulations of the United States Securities and Exchange Commission for small business users. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statement presentation. In the opinion of management, all adjustments necessary for a fair statement of the results of operations and financial position for the interim period presented have been included. All such adjustments are of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of the results to be expected for a full year. This financial information should be read in conjunction with the financial statements and notes included in the Company’s Form 10-KSB for the year ended December 31, 2005.

NORTHERN ETHANOL, INC.

(A DEVELOPMENT STAGE COMPANY)

(Formerly BEACONSFIELD I, INC.)

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basis of presentation – going concern

These unaudited interim consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and accordingly will be able to realize its assets and discharge its liabilities in the normal course of operations. Since the beginning of 2006, the Company has concentrated on activities that will enable it to acquire facilities to produce ethanol. It has no net earnings, minimal revenue and negative operating cash flows, and has financed its activities through the issuance of shares and capital lease arrangements. The Company’s ability to continue as a going concern is dependent on obtaining additional investment capital and the achievement of profitable operations. There can be no assurance that the Company will be successful in increasing revenue or raising additional investment capital to generate sufficient cash flows to continue as a going concern. These unaudited interim consolidated financial statements do not reflect the adjustments that might be necessary to the carrying amount of reported assets, liabilities and revenue and expenses and the balance sheet classification used if the Company were unable to continue operation in accordance with this assumption.

Certain items in the comparative statements have been reclassified to be consistent with the presentation in the current year.

Cash and cash equivalents - The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

Property and equipment – Computer equipment and software and furniture and equipment are recorded at cost and depreciated on a straight-line basis over their useful life.

Leasehold improvements are recorded at cost and depreciated on a straight-line basis over the shorter of the term of the lease and their estimated useful life.

Property under development consists of engineering, site design, permitting, and other development costs related to preparation for the construction of ethanol production facilities.

Depreciation and amortization commences at the time when the assets are available for use in operations.

Leases - The Company follows the guidance in SFAS No. 13 “Accounting for Leases”, as amended, which requires the Company to evaluate the lease agreements it enters into to determine whether they represent operating or capital leases at the inception of the lease.

Assets under capital leases – Using similar local property market values obtained from independent appraisers, management determined that the fair value of the land at the Barrie site was less than 25% of the fair value of the leased property at the inception of the lease and therefore considered the land and building as a single unit for purposes of when determining that the lease should be classified as a capital lease in accordance with SFAS No. 13, paragraphs 7(c) and (d). Management concluded that the present value of the minimum lease payments, excluding any executory costs to be paid by the lessor, equals or exceeded 90% of the fair value of the leased property. The Company used its incremental borrowing rate of 12% to measure the present value of the minimum lease payments.

NORTHERN ETHANOL, INC.

(A DEVELOPMENT STAGE COMPANY)

(Formerly BEACONSFIELD I, INC.)

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The buildings under capital lease at the Barrie site cannot currently be used to carry out the business of the Company without extensive renovation and construction activities. As such, management considers that the assets are not available for their intended use. Specifically, management expects to make substantial renovations to portions of the existing building to provide the space needed to construct an ethanol processing facility. The portion of the building that will eventually serve as the administrative offices requires extensive renovation in order to bring it up to standard for occupation. Management’s initial examination of the infrastructure items has indicated that substantial additional expenditures will be required to ensure that rail lines are serviceable, and in correct locations, and that the gas and water lines can be expanded to provide the required capacity for the plant operations. Before commencing demolition and construction activities, the Company will use the findings of an engineering study that will be performed, with detailed recommendations on the usefulness of individual assets. The Company will write-off any portion of the buildings that may be demolished. The Company will not capitalize costs to assets under capital leases beyond what is recoverable from operations. Depreciation of capital assets will commence once they are determined to be available for their intended use. The assets will be depreciated over the lesser of their useful life or the remaining lease term.

Impairment of long-lived assets – Long-lived assets are reviewed for impairment at least annually or whenever events or changes in circumstance indicate that the carrying amount of the asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to estimated undiscounted cash flows expected to be generated by the long-lived asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount that the carrying amount exceeds the fair value of the particular assets.

Capitalized interest

In accordance with SFAS No. 34, the interest costs associated with the Company’s capital lease obligation will be capitalized to assets under capital lease until the Barrie plant is substantially complete and ready for the production of ethanol.

Stock-based compensation – Effective January 1, 2006, the Company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized on a straight-line basis over the employee service period (usually the vesting period). That cost is measured based on the fair value of the equity or liability instruments issued using the Black-Scholes option pricing model.

Foreign currency translation – The functional currency of the Company is United States dollars. The Company has determined that the functional currency of its Canadian subsidiaries is the Canadian dollar. All transactions initiated in Canadian dollars are translated into U.S. dollars in accordance with SFAS No. 52 “Foreign Currency Translation” as follows:

(i)	Assets and liabilities at the rate of exchange in effect at the balance sheet date; and
(ii)	Revenue and expense items at the average rate of exchange prevailing during the period

NORTHERN ETHANOL, INC.

(A DEVELOPMENT STAGE COMPANY)

(Formerly BEACONSFIELD I, INC.)

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Adjustments arising from such translations are deferred until realization and are included as a separate component of stockholders’ equity (deficiency) as a component of comprehensive income or loss. Therefore, translation adjustments are not included in determining net income (loss) but are reported as a component of other comprehensive income (loss).

The Company translates foreign currency transactions into the Company’s functional currency at the exchange rate effective on the invoice date. If the exchange rate changes between the time of purchase and the time actual payment is made, a foreign exchange transaction gain or loss results which is included in determining net income for the period.

Income taxes - Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that the full benefit of the deferred tax assets will not be realized.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses and the disclosure of contingent liabilities. Actual results may differ from these estimates.

Earnings (loss) per common share - The Company computes net loss per common share using SFAS No. 128 “Earnings Per Share.” Basic loss per common share is computed based on the weighted average number of shares outstanding for the period. Diluted loss per share is computed by dividing net loss by the weighted average common shares outstanding assuming all dilutive potential common shares were issued.

Fair value of financial instruments - The carrying value of cash and cash equivalents, other current assets, accrued expenses and accounts payable approximates fair value due to the short period of time to maturity. The carrying value of the obligation under capital lease approximates fair value as the discount rate of 12% in the capital lease approximates current market rates of interest available to the Company for the same or similar debt instruments.

3.	PROPERTY AND EQUIPMENT

September 30, 2006	Cost	Accumulated Depreciation	Net book value

Computer equipment and software	$ 33,806	$ 5,185	$28,621
Furniture and equipment	131,351	6,098	125,253
Leasehold improvements	34,659	1,727	32,932
Property under development	119,160	-	119,160
	$318,976	$13,010	$305,966

NORTHERN ETHANOL, INC.

(A DEVELOPMENT STAGE COMPANY)

(Formerly BEACONSFIELD I, INC.)

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

3.	PROPERTY AND EQUIPMENT (Continued)

December 31, 2005	Cost	Accumulated Depreciation	Net book value

Computer equipment and software	$ -	$ -	$ -
Furniture and equipment	-	-	-
Leasehold improvements	-	-	-
	$ -	$ -	$ -

4.	RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2006, the Company repaid $2,000 to Corsair Advisors, Inc., an entity owned by a stockholder, for advances it had made on behalf of the Company prior to December 31, 2005.  This $2,000 amount was included in accounts payable at December 31, 2005.

The Company utilized the office space and equipment of a stockholder at no cost, until April 2006, when the Company entered into a lease for office space, as further discussed in note 7. During April 2006, the Company, through a Canadian subsidiary, entered into the Barrie lease for property to be used as an ethanol processing facility, as further discussed in note 7. These leases were entered into with Fercan Developments Inc., a company owned by the same individual that owns Rosten Investments Inc. (“Rosten”). Rosten owns 10,000,000 shares of our outstanding common stock or 9.6% interest.

In September 2006, the Company deposited $200,000 in trust with Aurora Beverage Corporation, a company owned by the same individual that owns Rosten, to hold storage tanks for possible use in ethanol production. This refundable deposit gave the Company a right of first refusal to purchase the tanks for a period of 180 days at a price to be negotiated.

5.	STOCK OPTIONS

On April 4, 2006, the Company approved the 2006 Stock Plan (the “Plan”) and reserved 8,000,000 shares of common stock for issuance under the Plan.

On April 12, 2006, pursuant to an employment agreement, the Company granted options to purchase an aggregate of 2,000,000 shares of the Company’s common stock at an exercise price equal to $1.00, to its Chief Executive Officer. The options will vest in equal amounts each quarter over the next two years from the date of grant. The options expire five years following the date of grant.

On April 21, 2006, pursuant to an employment agreement, the Company granted options to purchase an aggregate of 500,000 shares of the Company’s common stock at an exercise price equal to $1.00, to its Chief Financial Officer. The options were to vest in equal amounts each quarter over the next two years from the date of grant. The options were to expire five years following the date of grant. These options were forfeited with the resignation of the Chief Financial Officer (note 9).

NORTHERN ETHANOL, INC.

(A DEVELOPMENT STAGE COMPANY)

(Formerly BEACONSFIELD I, INC.)

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

5.	STOCK OPTIONS (Continued)

On May 1, 2006 and on June 8, 2006, the Company granted options to purchase an aggregate of 224,000 shares of the Company’s common stock at an exercise price equal to $1.00, to certain new employees. The options will vest in equal amounts each quarter over the next two years from the date of grant. The options expire five years following the date of grant.

On July 15, 2006, pursuant to an employment agreement, the Company granted options to purchase an aggregate of 300,000 shares of the Company’s common stock at an exercise price equal to $1.00, to its Chief Operating Officer. The options will vest in equal amounts each quarter over the next three years from the date of grant. The options expire five years following the date of grant.

On September 8, 2006, the Company granted options to purchase an aggregate of 250,000 shares of the Company’s common stock at an exercise price equal to $1.00, to the non-salaried Directors of the Company. The options vested immediately at the date of grant. The options expire five years following the date of grant. Also on September 8, 2006, pursuant to a consulting agreement, the Company granted options to purchase an aggregate of 200,000 shares of the Company’s common stock at an exercise price equal to $1.00, to a Director. The options will vest at a rate of 50,000 shares in equal amounts each quarter over the first year from the date of grant, 50,000 shares in equal amounts each quarter over the second year from the date of grant and 100,000 shares in equal amounts each quarter over the third year from the date of grant. The options expire five years following the date of grant.

The fair value of each option granted was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

2006
Risk-free interest rate	5.1 - 5.2%
Volatility factor of the future expected market price of the Company’s common shares	86.6%
Weighted average expected life in years	5.0
Expected dividends	None

A total of 3,474,000 options were granted during the nine month period ended September 30, 2006 and are outstanding at September 30, 2006. The fair value of the options granted as determined above was $2,234,879, of which $1,583,738 will be expensed in fiscal 2006. Of this amount, $619,605 and $1,276,984 was expensed during the three and nine month periods ended September 30, 2006, respectively. A total of 939,775 options are exercisable at September 30, 2006.

6.	CAPITAL STOCK

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

NORTHERN ETHANOL, INC.

(A DEVELOPMENT STAGE COMPANY)

(Formerly BEACONSFIELD I, INC.)

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

6.	CAPITAL STOCK (continued)

The preferred stock of the Company shall be issued by the Board of Directors of the Company in one or more classes or one or more series within any class, and such classes or series shall have such voting powers, full or limited or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Company may determine, from time-to-time.

Holders of shares of stock of any class shall not be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

a)

During the nine months ended September 30, 2006, the Company has received gross proceeds of $4,096,500 under the terms of a unit subscription agreement that provides for the purchase of one share of common stock for $1.00. Cost of issuance related to raising these funds amounted to $250,000. In September 2006, sales of the units of the Company’s common stock under these agreements were closed and 4,096,500 shares of common stock were issued. The Company did not grant registration rights to these investors.

b)

On May 19, 2006 certain founding shareholders of the Company, each owning 50,000 shares of the common stock of the Company, agreed to surrender a portion of their stock ownership to the Company for cancellation. In total, 1,150,000 shares were surrendered. The Company transferred $115 from common stock to additional paid in capital.

c)

Effective July 3, 2006, the Company’s shareholders approved an increase in the authorized capital stock of the Company from 80,000,000 shares of $0.0001 par value stock to 350,000,000 shares of authorized capital stock, consisting of 250,000,000 shares of common stock having a par value of $0.0001 per share, and 100,000,000 shares of preferred stock, having a par value of $0.0001 per share

d)

On July 5, 2006, the Company affected a ten-for-one forward stock split of its common stock to holders of record on that date. The number of commons shares and options presented elsewhere in this interim statement has been revised for the ten-for-one stock split.

e)

In September 8, 2006, certain founding shareholders of the Company, each owning 50,000 shares of the common stock of the Company, agreed to surrender the balance of their stock ownership to the Company for cancellation. In total, 350,000 shares were surrendered. The Company transferred $35 from common stock to additional paid in capital.

NORTHERN ETHANOL, INC.

(A DEVELOPMENT STAGE COMPANY)

(Formerly BEACONSFIELD I, INC.)

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

7.	LEASE AGREEMENTS

At April 20, 2006, the Company entered into a lease agreement through its wholly-owned subsidiary, Northern Ethanol (Barrie) Inc, for a 25 year lease, with two ten year optional renewal periods, on an industrial property located in Barrie, Ontario, Canada, (the “Barrie Lease”), on which it intends to construct an ethanol processing facility. The Company has analyzed this lease and determined that the terms of the property lease at the Barrie industrial location require it to be accounted for as a capital lease because the present value of the minimum lease payments at the inception of the lease term exceeded 90% of the fair value of the leased property. The Company computed the present value of the minimum lease payments over the 25 year term of the lease using its incremental borrowing rate of 12% per annum as the discount rate. The Company used an interest rate of 12% to determine the present value of future lease payments. Based on its discussions to date with potential lenders to finance construction of the ethanol plants, the Company expects this rate to very closely approximate our actual weighted cost of capital. In considering the fair value of property acquired, the Company has taken a marketplace approach. For the land value, the Company used the published value of industrial property in the local trading area. For the building value, the Company considered values from both a depreciated replacement cost and similar rental property perspective. Support has been obtained from an independent realtor for each of these values. As the Barrie location was leased for the purposes of constructing an ethanol processing facility, and the plant is not yet operational, no amortization or interest expense related to this lease is reflected in the income statement.

The Company also entered into a five year lease on April 20, 2006 through its wholly-owned subsidiary, Northern Ethanol (Canada) Inc., for office premises located in Toronto, Ontario, Canada to be used for its head office (the “Head Office Lease”). The terms of the office lease at the Toronto location require it to be accounted for as an operating lease.

The terms of the leases require the following minimum payments:

Fiscal Year	Barrie Lease	Head Office Lease	Total
2006	$ 338,948	$ 80,631	$ 419,579
2007	2,033,686	161,261	2,194,947
2008	2,033,686	161,261	2,194,947
2009	2,033,686	161,261	2,194,947
2010	2,033,686	161,261	2,194,947
Thereafter	48,673,826	67,192	48,741,018
Total minimum lease payments	$ 57,147,518	$ 792,867	$ 57,940,385
Less amount representing interest of 12%	40,385,953
	16,761,565
Less current portion	17,385
	$ 16,744,180

NORTHERN ETHANOL, INC.

(A DEVELOPMENT STAGE COMPANY)

(Formerly BEACONSFIELD I, INC.)

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

7.	LEASE AGREEMENTS (continued)

The Barrie lease payments are due on a monthly basis starting in November 2006. Upon commissioning of the ethanol facility at the Barrie location, the value of the capital lease will be amortized on a straight line basis over the period remaining in the 25 year term. The interest expense implicit in the capital lease obligation will be recognized at the 12% rate implicit in the lease, and will be calculated on a monthly basis on the balance outstanding at each month end. Since the lease payments are in Canadian dollars, the actual amortization and interest expense reflected in the account will vary as the exchange rate changes.

The Barrie lease provides for two renewal periods of ten years under the same terms and conditions, at the market rates for similar properties in the area at the time of renewal. The lease requires total payments of $57,147,518 over 25 years, of which $40,385,953 is interest and $16,761,565 is the repayment of the capital lease amount. The capital lease principal will be paid down by $17,385 as a result of monthly lease payments that will be made over the next year.

8.	INCOME TAXES

The Company has incurred losses resulting from start-up costs. A valuation allowance has been recorded to fully offset any future tax asset because the future realization of the related income tax benefits is uncertain.

9.	COMMITMENTS

a)

Effective July 24, 2006, the Company entered into a five-year Project Development Agreement with Delta-T Corporation, Williamsburg, Virginia (“Delta”), wherein Delta agreed to provide professional advice, business and technical information, design and engineering and related services to assist in assembling all of the information, permits, agreements and resources necessary for the construction of an ethanol plant having a production capacity of 108 million gallons per year in Barrie, Ontario Canada. Delta was paid $100,000 in advance for their future services and the non-refundable amount was capitalized to property under development. In September 2006, the Company entered into a similar agreement with Delta relating to the construction of an ethanol plant having a production capacity of 108 million gallons per year in Sarnia, Ontario, Canada. Delta was paid an initial amount of $70,000 and that non-refundable amount was recorded as a prepaid expense at September 30, 2006. The remaining balance of $30,000 due Delta will be paid upon issuance of an air permit by the Province of Ontario. No further amounts are payable under the terms of the Delta agreements. The relationship between Delta and the Company is exclusive during the five-year term of the Agreement whereby the Company agreed to use its best efforts to enter into an engineering procurement and construction contract or a technology agreement with Delta at these locations and if we fail to do so, to give them a first right of refusal for 60 days to assume any agreements made with other ethanol plant technology vendors.

NORTHERN ETHANOL, INC.

(A DEVELOPMENT STAGE COMPANY)

(Formerly BEACONSFIELD I, INC.)

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

9.	COMMITMENTS (Continued)

b)

On August 18, 2006, the Company entered an Agreement for Procurement and Merchandizing Services with Parrish & Heimbecker, Ltd (“P&H”), wherein P&H shall provide the Company with a commodity and currency hedging system in order to protect the Company from the risk of currency and raw material price fluctuations. In addition, P&H will source all the corn required for the operation of the Company’s planned plants in Barrie and Sarnia, Ontario at the best possible prices and in a pattern that meets the plants’ processing requirements. We will pay P&H C$1.00 per metric ton of corn procured for our Barrie and Sarnia operations. P&H will manage the sale of our dried distiller grain by-product. There are no minimum purchase quantities to P&H. The term of the Agreement is five years.

10.	SUBSEQUENT EVENTS

a)

On October 12, 2006, the Company filed a registration statement on Form SB-2 that provides for the resale from time to time by selling stockholders of 4,096,500 shares of common stock of the Company. The Form SB-2 is in the process of being reviewed by the Securities Exchange Commission. The Company will pay the expenses of registering these shares and will not receive any proceeds from the sale of common stock beyond those received as part of the private placement made in September 2006 as described in note 6(a).

b)

Effective October 31, 2006, the Company’s former Chief Financial Officer resigned and forfeited options to purchase an aggregate of 500,000 shares of the Company’s common stock. Effective November 1, 2006, the Company appointed an interim Chief Financial Officer, on a probationary basis. As of the date of this report, this new Chief Financial Officer is no longer on probationary status and the Company has entered into an employment agreement with him.

c)

On November 2, 2006, the Company granted options to purchase an aggregate of 900,000 shares of the Company’s common stock at an exercise price equal to $1.00 to non-employees. The options will vest in equal amounts each quarter over one year from the date of grant. The fair value of each option granted was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

2006
Risk-free interest rate	5.1 - 5.2%
Volatility factor of the future expected market price of the Company’s common shares	86.6%
Weighted average expected life in years	5.0
Expected dividends	None

The fair value of the options granted as determined above was $592,806, of which $425,178 will be expensed in fiscal 2006.

NORTHERN ETHANOL, INC.

(A DEVELOPMENT STAGE COMPANY)

(Formerly BEACONSFIELD I, INC.)

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

10.	SUBSEQUENT EVENTS (continued)

d)

On November 2, 2006, the Company granted options to purchase 100,000 shares of the Company’s common stock at an exercise price equal to $1.00, to a non-salaried Director of the Company. The options will vest in equal amounts annually over the next three years from the date of grant. The options expire five years following the date of grant. Also on November 2, 2006, pursuant to an employment agreement, the Company granted options to purchase an aggregate of 90,000 shares of the Company’s common stock at an exercise price equal to $1.00, to its new Chief Financial Officer. The options will vest in equal amounts each quarter over the next 27 months from the date of grant. Additionally, on November 2, 2006, pursuant to an employment agreement, the Company granted options to purchase an aggregate of 75,000 shares of the Company’s common stock at an exercise price equal to $1.00, to a new employee. The options will vest in equal amounts annually over the next three years from the date of grant. The options expire five years following the date of grant. The fair value of each option granted was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

2006
Risk-free interest rate	5.1 - 5.2%
Volatility factor of the future expected market price of the Company’s common shares	86.6%
Weighted average expected life in years	5.0
Expected dividends	None

The fair value of the options granted as determined above was $147,631, of which $57,867 will be expensed in fiscal 2006.

e)

Effective December 13, 2006, the Company executed an engagement letter and indicative term sheets with WestLB AG (“WestLB”) whereby WestLB has conditionally agreed to provide 75% of the financing (approximately $280 million) for the construction of the Barrie and Sarnia facilities on a “best efforts” basis. Among other things, the provision of the 75% financing in accordance with the engagement letter and the indicative term sheets is conditional on the Company obtaining subordinate debt or equity investment for the remaining 25% of construction costs. The WestLB indicative term sheets offer first priority senior secured construction and term financing for up to 60% of the total capital requirements of plant construction and for working capital for a total term of up to 7.5 years and subordinated secured construction and term financing for up to 15% of the total capital requirements of plant construction for a total term of up to eight years. Following conversion of the senior construction loan to a senior term loan, the loan amount is to be repaid in equal quarterly installments over six years. Surplus cash as defined by debt service covenant is to be swept to accelerate the repayment of the senior term loan and to repay the subordinated term loan. The Company paid a non-refundable retainer deposit of $200,000 to West LB on execution of the engagement letter and indicative term sheets. In the event that WestLB engagement is terminated by the Company and it enters into a similar debt financing with another lender within 12 months of terminating WestLB, the Company will pay WestLB a termination fee of $5,000,000 if termination occurs within 60 days from December 6, 2006 and $10,000,000 thereafter.

NORTHERN ETHANOL, INC.

(A DEVELOPMENT STAGE COMPANY)

(Formerly BEACONSFIELD I, INC.)

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

10.	SUBSEQUENT EVENTS (continued)

If the financing contemplated in the engagement letter and indicative term sheets is finalized with WestLB, the Company will pay to WestLB a structuring and arrangement fee of the greater of $5,000,000 or 2% of the principal amount of the senior financing and $5,000,000 or 2% of the principal amount of the subordinated financing. In addition, the Company will pay a fee to market the senior and subordinate loans of 1% of the principal amount of each. The interest rate on the senior financing will be at LIBOR plus an anticipated spread of 325 to 350 basis points. Until the senior loan has been fully drawn, the Company shall pay a commitment fee of 0.50% on the unutilized portion. The interest rate on the subordinate financing will be at LIBOR plus an anticipated spread of 1000 basis points. As the subordinate financing will be fully drawn on closing there will be no commitment fees applicable on that facility. Other covenants, representations and warranties will form part of the final documentation on closing of the loan agreement.

f)

On December 12, 2006 the Company received a term sheet from Aker Kvaerner Songer Canada Ltd. (“AKSC”) for the development of an engineering, procurement and construction (“EPC”) contract for the Barrie site. As of the date hereof, the Company is reviewing this term sheet with WestLB to ensure that the proposed terms are consistent with the requirements included in the engagement letter and indicative term sheets with WestLB. If the Company reaches an agreement with AKSC, it expects to pay AKSC a non-refundable fee of $500,000 on signing the term sheet and $500,000 on receipt of the EPC contract price for the Barrie plant by March 2007. Providing the EPC contract price is acceptable, the Company expects to execute the EPC contract (“AKSC-EPC”) within 30 days and commence construction at the Barrie site immediately thereafter.

The Company also expects to enter into a similar arrangement with AKSC for the Sarnia location, develop a full EPC contract price and secure all the necessary financing and permits to begin construction there by June 2007. Delta’s primary role in the projects will be to provide the process technology and engineering, while AKSC will have the responsibility to erect the Delta process components as well as engineer, procure and construct the balance of plant equipment. AKSC will be responsible for all labor supply and project completion risk. (i.e. project completed on schedule, at the contract price, meeting design specifications).